UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Definitive Proxy Statement

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Soliciting Material Pursuant to Section 240.14a-12

SiteOne Landscape Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2025 PROXY STATEMENT
AND
NOTICE OF 2025 ANNUAL
MEETING OF STOCKHOLDERS
Wednesday, May 14, 2025
9:00 a.m., Eastern Time
Hilton Atlanta Airport

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
April 2, 2025
Dear Fellow Stockholders:
On behalf of the Board of Directors of SiteOne Landscape Supply, Inc., I would like to express our appreciation for your continued interest in our company. It is my pleasure to invite you to SiteOne’s Annual Meeting of Stockholders, to be held at the Hilton Atlanta Airport, 1031 Virginia Avenue, Hapeville, Georgia 30354 on Wednesday, May 14, 2025, at 9:00 a.m., Eastern Time.
As we look back on the past year, I am very proud of our team’s continuing dedication to our vision and values. Despite the challenges posed by softer markets, operating cost inflation and commodity price deflation, our team adeptly navigated these conditions, delivering net sales growth and making significant progress on our strategic initiatives and acquisition integrations. Our well-balanced business, strong balance sheet, extensive product portfolio and geographic diversity also contributed to this resilience and continue to position us to capitalize on the significant opportunities within our industry. Our focus therefore remains on delivering superior value for our customers, nurturing our entrepreneurial spirit, and driving sustainable growth to ensure long-term value creation for all our stakeholders.
The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how the Board operates and provides compensation and other information about the management team and Board.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote” on page 65 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.
Finally, I would like to once again emphasize that the Board places a high value on feedback from our stockholders. In 2024, we continued our robust stockholder outreach program, now in its seventh year, by engaging with firms and/or their affiliates who collectively held approximately 60% of our outstanding shares. Please review the summary of our outreach program beginning on page 3 of the Proxy Statement. The feedback we received during these meetings contributed positively to our boardroom conversations and decision-making, and we look forward to continuing to strengthen this program in the future.
Thank you for your ongoing support of SiteOne.
Sincerely,
Doug Black
Chairman of the Board and Chief Executive Officer

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Wednesday, May 14, 2025, at 9:00 a.m., Eastern Time
Place: Hilton Atlanta Airport, 1031 Virginia Avenue, Hapeville, Georgia 30354
Record Date: March 17, 2025
Business To Be Conducted:
• Elect the three Class III nominees named in the accompanying Proxy Statement as Class III directors for a term expiring at the 2028 Annual Meeting of Stockholders.
• Approve an amendment to our Charter to declassify the board of directors.
• Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2025.
• Hold a non-binding advisory vote to approve executive compensation.
• Transact such other business as may properly come before the 2025 Annual Meeting of Stockholders or any reconvened or rescheduled meeting following any adjournment or postponement thereof.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.
Admission: To attend the meeting in person, you will need to present a form of government-issued photo identification, and beneficial stockholders will need to present proof of beneficial stock ownership (see page 66 for acceptable proof of beneficial ownership) as of the record date.
Your vote is important. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote” on page 65 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.

L. Briley Brisendine
Executive Vice President, General Counsel and Secretary
April 2, 2025

2025 PROXY STATEMENT
We are providing this Proxy Statement (this “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of SiteOne Landscape Supply, Inc., a Delaware corporation (referred to as “SiteOne,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened or rescheduled meeting following any adjournment or postponement. The Annual Meeting will be held at the Hilton Atlanta Airport, 1031 Virginia Avenue, Hapeville, Georgia 30354 on Wednesday, May 14, 2025, at 9:00 a.m., Eastern Time.
This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 14, 2025: This Proxy Statement is first being sent to stockholders on or about April 2, 2025. This Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.proxyvote.com.

i

2024 HIGHLIGHTS
This summary highlights information regarding our financial and operational performance, compensation program and governance for the fiscal year ended December 29, 2024 (the “2024 Fiscal Year”). The summary does not contain all the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.
2024 Highlights

• Net Sales	$4.54 billion, up 6% from 2023
• Gross Profit	$1.56 billion, up 5% from 2023
• Customer Net Promoter Score	85.2, up from 84.9 in 2023
• Acquisitions	7 completed, with approximately $200 million in trailing twelve months net sales, including the acquisition of a 75% ownership interest in Devil Mountain
Five-Year Total Stockholder Return Performance Graph(1)

(1)
Graph shows the cumulative return to holders of the Company’s common stock from December 29, 2019 to December 29, 2024 assuming a $100 initial investment and reinvestment of dividends. All values in U.S. Dollars.

Vision and Values

At SiteOne, we are committed to being a company of excellence. While this can have many interpretations, we define this Vision using five objectives:
①	Be a great place to work for our associates;
②	Deliver superior quality, service and value to our customers;
③	Be the distributor of choice for our suppliers;
④	Be a good neighbor in our communities; and
⑤	Achieve industry-leading financial performance and growth for our stockholders.

These five objectives provide our “True North” and guide us in the people that we hire, the decisions that we make and the capabilities that we build. As the largest wholesale distributor in the green industry, we feel a sense of responsibility to set a high bar across all five objectives in creating excellence for all of our stakeholders. To accomplish our Vision, we strive to consistently practice the following seven values across all aspects of our Company:
①	Always Safe — We take personal responsibility for our safety and for the safety of others.
②	Customer Obsessed — We are passionate about making our customers successful.
③	Team Players — We respect and support each other and put the team first.
④	Professional — We do everything with quality and integrity and never cut corners.
⑤	Accountable — We think and act like owners and leverage our resources to succeed.
⑥	Continuously Improving — We quickly adopt best practices to drive growth and deliver world-class results.
⑦	Talent Focused — We recruit, develop, mentor and retain the best people.
In addition, we are considerate of the impact that our business may have on our associates, customers, suppliers and communities. We are pleased that many of our initiatives have had a positive impact on our stakeholders, which are highlighted in our IMPACT Report, which is available on our website at www.siteone.com/impact.
Governance Evolution Through Stockholder Engagement & Responsive Actions

The Board is committed to strong corporate governance. Since our transition from a “controlled company” to a widely-held company following the completion of our former sponsors’ sell-down of their equity ownership positions in 2017, we have evolved our Board and our corporate governance processes to reflect the changes in our Company’s business and stockholder base. We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.

Stockholder feedback received through engagement is an integral part of the Board’s corporate governance review process. The Board and management team are committed to building and maintaining open communication whereby stockholders can express their candid views, as well as gain insight into our perspectives on long-term stockholder value.
Since 2018, we have engaged with our stockholders to deepen the Board’s understanding of our stockholders’ interests and priorities. In addition to ordinary course investor conferences, earnings calls and one-on-one investor conference calls and meetings, we have conducted targeted outreach with stockholders representing a substantial portion of our stockholder base to discuss our corporate governance practices in each of the past seven years. For our stockholder outreach program in 2024, we invited our top 30 stockholders to provide feedback on our governance practices. Of these top 30 stockholders, 20 (67%) engaged with us and provided feedback, representing firms and/or their affiliates who collectively held approximately 60% of our outstanding shares. Our Board, including the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Human Resources and Compensation Committee of the Board (the “Human Resources and Compensation Committee”), reviewed this feedback from our stockholders.

As a result of our discussions with stockholders since 2018, we have made several enhancements to our governance practices, including:
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Subject to stockholder approval to amend our Fourth Amended and Restated Articles of Incorporation at the Annual Meeting, declassifying our Board

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Eliminating supermajority voting requirements

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Increasing the collective experience and skills of our Board, including, most recently, the election of Judy Sansone at our 2024 annual meeting of stockholders

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Updating the structure of our equity incentive program to provide 50% of long-term executive compensation in the form of performance stock units

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Amending our Executive Stock Ownership Policy in 2019 to increase the CEO’s stock holding requirement to 6x base salary and exclude the value of in-the-money options from ownership calculation and again in 2023 to make this policy applicable to each member of the senior leadership team that reports directly to the CEO

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Amending our anti-hedging policy to prohibit pledging of Company stock by directors and executive officers

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Continuing the evolution of human capital management and sustainability enhancements, including:

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Amending our Nominating and Corporate Governance Committee charter to formalize environmental stewardship and corporate responsibility oversight

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Adding disclosure aligned with the SASB and TCFD frameworks in our annual IMPACT Report

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Adopting environmental and social policies and practices, including the adoption of our Human Rights Policy, Environmental Policy and Supplier Code of Conduct

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Adding relevant human capital measures to our annual cash incentive compensation program

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Disclosing our Scope 1 and Scope 2 greenhouse gas emissions estimates on our website

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Adopting a clawback policy that provides us the discretion to recover or require reimbursement of any form of incentive compensation, including time-based equity grants, for fraud, misconduct or illegal activity, which is more expansive than the clawback of incentive-based compensation for financial restatements required under applicable law and the New York Stock Exchange (“NYSE”) listing standards

✔
Adopting a Non-Employee Director Equity Ownership Policy

During this year’s stockholder outreach program, stockholders shared perspectives on several important governance issues, including:
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Our proactive engagement and attention to human capital management and sustainability issues, which several stockholders noted was a leading practice for companies in our industry and of our size;

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Our commitment to sustainability initiatives that increase stockholder value and align with overall company strategy;

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Our executive compensation design, including preferences on performance metrics and equity vehicles; and

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Our classified board structure.

Regarding our classified board structure, historically, our stockholders have remained generally receptive to such structure since SiteOne’s initial public offering in 2016 (“IPO”) given, among other reasons, the length of time SiteOne has been a public company, our market capitalization and our track record of stockholder returns since the IPO. However, as SiteOne nears its tenth anniversary as a public company, in connection with its annual review of our corporate governance standards and practices and consistent with the discussions previously held with stockholders pursuant to our stockholder outreach program, the Board determined that it would be in the best interests of the Company and its stockholders to declassify our Board, which it views as the natural evolution of its corporate governance standards and practices as a public company. As a result, the Company is seeking stockholder approval at the Annual Meeting to amend the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”) to effectuate the Board’s declassification. For further information regarding our proposal to declassify our Board, see “Proposal 2 — Charter Amendment to Declassify the Board of Directors” on page 27.
We also intend to continue our year-round stockholder engagement in 2025, including our regular participation at investor meetings and conferences and periodic engagement on corporate governance and compensation topics. In addition to input on current corporate governance topics, we invite dialogue about any other topics or trends our stockholders may wish to discuss. The Board considers feedback from these conversations during its deliberations, and our engagement activities have produced valuable feedback that informs our decisions and our strategy.
The Board has also established a process by which stockholders may communicate with its members. Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
Governance Highlights

Since our IPO, we have undertaken an extensive board refreshment process to transition to a board with the independence, skills and qualifications reflective of our business.
We have a highly experienced Board that brings a range of relevant skills and qualifications to the Company. Key highlights of the composition of our nominees for director and continuing directors include:
Board Independence
88%	7 of 8 directors are independent
Board Refreshment		Average Tenure (in years)
50%	4 of 8 directors added since 2017	7.6	Average director tenure
In addition, our governance “best practices” include the following:
Independent Committees	• All of our committees are composed solely of independent directors
Empowered Lead Director
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Our independent directors elect our independent Lead Director

•
Our Lead Director has meaningful responsibilities including:

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serving as liaison between independent directors and the Chairman;

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chairing executive sessions of independent directors; and

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consulting with the CEO on matters relating to management effectiveness and Board performance

Board Leadership Evaluation and Succession Planning	• The Board annually evaluates the CEO’s performance • The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other executive officers
Majority Vote Threshold	• Our Charter and By-laws may be amended by a majority vote of our stockholders
Board & Committee Evaluations	• The Board and each of our committees conduct detailed annual self-evaluations
Limits on Outside Board Service	• Outside directors are limited to service on four other public company boards • Currently, our Chairman and CEO does not serve on any other public company boards

Anti-Hedging/Pledging Policy
•
Our insider trading policy prohibits our directors and executive officers from entering into pledging, hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities

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None of our directors or executive officers have any pledged SiteOne stock

No “Poison Pill”	• We do not have a “poison pill” plan in place
Executive Sessions
•
The Board and Board committees meet regularly in executive session

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In 2024, the independent directors met in executive session at each of the Board’s four quarterly meetings

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At least once a year, the independent directors meet in an executive session with the CEO (without the other executive officers), with the Lead Director presiding at such sessions

Corporate Responsibility Reporting
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We publicly disclose an annual IMPACT Report which demonstrates the impact that our Vision has on SiteOne’s stakeholder groups

•
IMPACT Report is aligned with the framework recommendations of SASB and TCFD

Compensation Highlights

Our executive compensation program is designed to encourage high performance and results that will create value for our stockholders while avoiding unnecessary risks. We structure compensation to pay for performance, with clear and measurable goals and aggressive yet achievable performance targets.
To create a pay for performance environment, compensation is weighted toward at-risk compensation, with our long-term equity incentive program (“LTIP”) designed to serve stockholders’ best interests in our sustained long-term performance by including performance-based awards, multi-year vesting schedules and meaningful stock ownership requirements. We strive to compensate our named executive officers (“NEOs”) in a manner consistent with our strategy, competitive market practices, sound compensation governance principles and in alignment with stockholder interests.
To that end, in connection with its annual review of our executive compensation program, including input from the Human Resources and Compensation Committee’s independent consultant, Frederic W. Cook & Co. (“FW Cook”), and feedback received from our stockholders during the fiscal year ended December 31, 2023 (“2023 Fiscal Year”), in February 2024, our Human Resources and Compensation Committee approved an award mix for our NEOs under the LTIP consisting of 50% performance stock units (“PSUs”) and 50% restricted stock units (“RSUs”) for the 2024 Fiscal Year. For the 2024 Fiscal Year grant, PSUs are earned based on pre-tax income plus amortization (“EBTA”) growth over a three-year period relative to a select peer group, with the actual number of shares earned subject to modification based on a three-year average absolute return on invested capital (“ROIC”) modifier. PSU payout is capped at 200% of the target number of shares originally awarded.
In February 2025, and again in connection with its annual review of our executive compensation program, including input from FW Cook, our Human Resources and Compensation Committee approved changes to the PSU design, pursuant to which ROIC shifted from serving as a modifier to the payout based on EBTA performance, to serving as an independently weighted metric. Beginning with the 2025 Fiscal Year grant, PSUs are now earned based on two performance metrics: (1) relative EBTA, weighted as 70% of the PSU award and (2) absolute ROIC, weighted as 30% of the PSU award. This change enhances executive accountability for efficient use of capital.
We believe these updates to the design of our LTIP further demonstrate our commitment to maintaining an executive compensation program that encourages high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. We also believe the updates to our LTIP design evidence our responsiveness to stockholder feedback to enhance the alignment of our executives’ interests with our stockholder interests and allow our executives to share in our stockholders’ success.

For the 2024 Fiscal Year, the aggregate base salaries of our NEOs approximated the 50th percentile of our peer group. The target for the Adjusted EBITDA metric under our annual incentive program was $470 million, exceeding both our annual incentive program target and actual results for the 2023 Fiscal Year, and further illustrating our high performance executive compensation program. Maximum payouts under the Adjusted EBITDA metric are capped at 250% of target, with the remaining components each capped at 150% of target. The short-term annual cash incentive payouts for each of our NEOs on the Adjusted EBITDA component and Organic Daily Sales component (collectively comprising 75% of the performance metric weighting for each of our NEOs) were 0% of target for the 2024 Fiscal Year as our Adjusted EBITDA fell short of threshold performance. Our NEOs earned annual cash incentives ranging from 20% to 26% of the target award. Payouts were earned based on our Customer Performance and Individual Strategic Goals, which together comprised 25% of the target award.
In May 2024, our Human Resources and Compensation Committee certified the payouts for the PSUs awarded in February 2021 for the three-year performance period commencing January 4, 2021 and ending December 31, 2023, resulting in payouts for each of our NEOs at 111.6% of target. The payouts were based on a three-year EBTA cumulative compound annual growth rate of 33.0%, which ranked at the 46.5th percentile of the PSU performance peer group, and a three-year average ROIC of 23.1%, which positively modified the final payout by 120%.
Compensation Best Practices:
What We Do
✔	Strong emphasis on performance-based compensation, with a significant portion of NEOs’ overall compensation tied to Company performance	✔	Human Resources and Compensation Committee comprised solely of independent directors
✔	Aggressive yet achievable performance goals	✔
Balanced measures tied to Adjusted EBITDA, Customer Performance (comprised of Company Net Promoter Score, Customer Retention, and Per-Customer Value), Organic Daily Sales Growth and individual strategic performance in the annual incentive plan, and relative earnings growth and ROIC in the PSU awards

✔	Mix of short-term and long-term incentives, with performance awards representing 50% of long-term incentive pay	✔	Human Resources and Compensation Committee advised by independent compensation consultant who performs no other services for the Company
✔	Short-term annual cash incentives for NEOs capped at 250% and 150% of target, for Adjusted EBITDA and other metrics, respectively	✔	Meaningful stock ownership requirements for executives and non-employee directors
✔	Double-trigger change-in-control cash severance benefits and long-term incentive equity benefits	✔
Broad clawback policy with discretionary ability to clawback any form of incentive compensation, including time-based equity grants, for fraud, misconduct or illegal activity, in addition to mandatory clawback of incentive-based compensation for financial restatements as required under applicable law and the NYSE listing standards

✔	Annual review of the Company’s peer group to ensure NEO compensation remains benchmarked against a robust sample size of industry peers

What We Don’t Do
Grant discounted stock options or reprice stock options	Allow hedging, pledging or short sales
Gross up excise taxes that may become due upon a change-in-control	Guarantee incentive awards for executives
Provide incentives that encourage excessive risk-taking	Provide excessive perquisites for executives
Grant “spring-loaded” equity awards to take advantage of information that may enhance their value to recipients
Supporting Associates

We believe our employees, referred to by us as our “associates,” are our greatest asset. The safety, health and wellness of our associates and their families is our top priority. The support that we offer to our associates is an important part of our Vision to be a great place to work and the employer of choice in the green industry.
Associate Engagement
We administer biennial associate engagement surveys to determine how we are doing in our mission to be the employer of choice in the green industry. We review the survey results with all of our associates and seek their involvement in developing and executing action plans to continue our workplace improvements. We monitor associate satisfaction and aim to strengthen our pipeline of top talent by conducting talent reviews and succession planning for all critical roles in the organization. We identify, communicate, and utilize career development paths for key roles. This includes not only an upward path for associates, but exposure to parallel roles across the organization.
We engage an independent third party on a bi-annual basis to implement our survey and compare our results against industry norms. For our most recent engagement survey conducted in 2023, we again experienced high levels of participation in our associate engagement survey with approximately 76% of our associates participating. We plan to conduct an updated survey in 2025.
We continue to focus on leveraging this feedback to identify opportunities for enhancing our associate experience.
Associate Support Programs
We offer a competitive benefits package with the goal of enabling our associates to get the most out of work and life. Among our benefits, we offer a paid military leave benefit that provides additional resources to our full-time associates as they continue to serve our country. We also offer a paid parental leave benefit for our full-time associates to help parents during the early days of parenthood. The parental leave benefit provides time away from work within the first year of the birth or adoption of a child with 100% of base pay. In 2024, we also added mental health resources to our benefits offerings.
In 2022, we launched SiteOne CARES, a grant assistance program designed to help our associates cope with unexpected financial challenges arising from personal hardships. We made an initial contribution of $75,000 to the SiteOne Cares fund and matched 100% of every associate contribution up to the first $25,000 associate donations. As of December 29, 2024, we reached over $170,000 in associate donations since inception and have assisted 54 associates in need. In 2024, we made another contribution of $75,000 to the SiteOne Cares fund, with a commitment to match the next $25,000 in associate donations.
In 2022, we created a bonus program for our hourly associates. During 2024, approximately 3,300 associates received the bonus with payments totaling approximately $2.7 million. This program made all of our previously ineligible associates eligible to receive a bonus. We continue to evaluate our compensation and benefits program to ensure we offer a competitive total rewards package.

Spanish-Speaking Capabilities

During 2024, we continued to increase our Spanish-speaking capabilities in our branches from 58% to 63% to better meet the needs of our growing customer base, with the goal to employ at least one Spanish-speaking associate in each branch in the United States. Our results indicate that branches adding Spanish-speaking associates deliver stronger sales growth, retain more customers and grow relationships with existing customers. Over the past four years, we have expanded the percentage of branches with Spanish-speaking associates from 41% to 63%.

PROPOSAL 1: ELECTION OF DIRECTORS
Our stockholders will be asked to re-elect Fred M. Diaz, W. Roy Dunbar and Larisa J. Drake, all of whom are currently serving on the Board, to each serve for a three-year term expiring at the 2028 Annual Meeting of Stockholders or until their respective successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal:
Name	Position with SiteOne
Fred M. Diaz	Director
W. Roy Dunbar	Director
Larisa J. Drake	Director
Our Board continually assesses and evaluates its composition, taking into account, among other things, the experience, skills and background of its members.
The relevant experiences, qualifications, attributes and skills of each nominee that led the Board to recommend them as a nominee for director are described in the section entitled “— Nominees for Director and Continuing Directors.” The Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.
Each of the nominees have indicated their willingness to serve, if elected. However, should any nominee be unable or unwilling to serve, the Board may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors, or allow the vacancy to remain open until a suitable candidate is located and nominated.
The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.
Required Vote
Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominees receiving the highest number of “FOR” votes will be elected.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS
Set forth below is information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and the reasons the Nominating and Corporate Governance Committee and the Board believe that each individual is a valuable member of the Board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of March 26, 2025.
Class III — Nominees for terms expiring in 2028

Name	Principal Occupation and Other Information
Fred M. Diaz
Age: 59
Director Since: August 2017
Committees: Audit; Human Resources & Compensation
Public Company Directorships: Archer Aviation Inc., Smith & Wesson Brands, Inc. and Valero Energy Corporation
Fred M. Diaz has served as one of our directors since August 2017. From April 2018 to March 2020, Mr. Diaz served as President, Chief Executive Officer and Chairman of the Board of Mitsubishi Motors North America, Inc. He previously served in executive management roles at Nissan, most recently as Division Vice President and General Manager, North America, Trucks and Commercial Vehicles, of Nissan North America, Inc. Prior to that, Mr. Diaz served as Senior Vice President, Sales, Marketing and Operations, of Nissan USA. Before joining Nissan in 2013, Mr. Diaz spent 24 years at Chrysler Corporation, where he held a number of executive management roles, including President and Chief Executive Officer of Chrysler’s Ram Truck brand and President and Chief Executive Officer, Chrysler de Mexico and Latin America. He currently serves as a member of the Board of Directors of Archer Aviation Inc., Smith & Wesson Brands, Inc. and Valero Energy Corporation. He is also a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. Mr. Diaz is a graduate of Texas Lutheran University and holds an M.B.A. from Central Michigan University. Mr. Diaz’s extensive experience in sales, operations, marketing and management qualify him to serve on the Board.

Name	Principal Occupation and Other Information
W. Roy Dunbar
Age: 63
Director Since: March 2017
Committees: Human Resources & Compensation
Public Company Directorships: McKesson Corporation, Johnson Controls International PLC and Duke Energy Corporation
W. Roy Dunbar has served as one of our directors since March 2017. He was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves on the Board of Directors of McKesson Corporation, Johnson Controls International PLC and Duke Energy Corporation and previously served on the boards of Humana Inc., Lexmark International and iGate. Mr. Dunbar was named to NACD Directorship 100 in 2015 and is a NACD Board Leadership Fellow. He is a graduate of Manchester University in the United Kingdom and holds an M.B.A. from Manchester Business School. Mr. Dunbar’s strong leadership skills, service as a director and compensation committee member of other public companies and deep experience across a number of functional disciplines, including the application of information technology across different business sectors, qualify him to serve on the Board.

Larisa J. Drake
Age: 53
Director Since: May 2019
Committees: Nominating & Corporate Governance
Larisa J. Drake has served as one of our directors since May 2019. Ms. Drake is currently Chief Experience Officer at Groundworks, LLC, North America’s leading and fastest-growing foundation and water management solutions company. Previously, Ms. Drake served 11 years with Equity LifeStyle Properties, a publicly traded real estate investment trust that owns and operates over 450 communities in North America, where she held positions of increasing responsibility in marketing and sales, ultimately serving as Executive Vice President and Chief Marketing Officer. Prior to 2013, Ms. Drake was an officer at Discover Financial Services where she led marketing initiatives over the course of 14 years for Discover Card, the third largest credit card brand in the United States. Before joining Discover, Ms. Drake was part of the advertising agency, Leo Burnett. She holds a B.S. in Communication Studies from Northwestern University; an M.L.A. from The University of Chicago; and an M.B.A. from the Kellogg School of Management. Ms. Drake’s expertise in delivering business results by leveraging both traditional and technology-driven marketing strategies qualify her to serve on our Board.

Class I — Continuing directors whose terms expire in 2026

Name	Principal Occupation and Other Information
William (Bill) W. Douglas III
Age: 64
Director Since: April 2016
Committees: Audit (Chair)
Public Company Directorships: Coca-Cola Hellenic (listed on the London Stock Exchange and the Athens Stock Exchange), Monster Beverage Corporation and Dollar Tree, Inc.
William (Bill) W. Douglas III serves as our Lead Director and has been one of our directors since April 2016. In June 2016, Mr. Douglas retired as Executive Vice President of Coca-Cola Enterprises, Inc. (“CCE”). During Mr. Douglas’s tenure at CCE, it was one of the largest independent bottlers and distributors for The Coca-Cola Company and operated across the United States and Western Europe. Mr. Douglas served as Executive Vice President, Supply Chain at CCE until April 2015. Prior to that, he was Executive Vice President & Chief Financial Officer of CCE from May 2008 to November 2013, Senior Vice President and Chief Financial Officer of CCE from May 2005 to May 2008, and Vice President, Controller and Principal Accounting Officer from July 2004 until May 2005. Prior to joining CCE, Mr. Douglas served as Chief Financial Officer of Coca-Cola HBC, one of the largest bottlers of non-alcoholic beverages in Europe. Mr. Douglas currently serves on the Board of Directors of Coca-Cola Hellenic, which is listed on the London Stock Exchange and the Athens Stock Exchange, Monster Beverage Corporation and Dollar Tree, Inc. Mr. Douglas received a degree in Accounting from the J.M. Tull School of Accounting at the University of Georgia. Mr. Douglas’s extensive executive, financial reporting, mergers and acquisitions, supply chain, and his service as a Director and Audit Committee member of other public companies, qualify him to serve on the board.

Jeri L. Isbell
Age: 67
Director Since: October 2016
Committees: Human Resources & Compensation (Chair); Nominating & Corporate Governance
Public Company Directorships: Atkore Inc.
Jeri L. Isbell has served as one of our directors since October 2016. She was Vice President-Human Resources and Corporate Communications at Lexmark International, Inc., a leading developer, manufacturer, and supplier of printing, imaging, device management, managed print services, document workflow and business process, and content management solutions, a position she held from 2003 until her retirement in December 2016. During her 24-year tenure at Lexmark, she also held a number of leadership positions including Vice President of Compensation and Benefits, Vice President of Finance and Division Chief Financial Officer, and U.S. Controller. Ms. Isbell began her career at IBM. She currently serves as a member of the Board of Directors of Atkore Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant. Ms. Isbell was honored with a NACD Directorship 100 designation in 2021, is also a NACD Board Leadership Fellow and is NACD Directorship Certified™. Ms. Isbell’s human resources and communications leadership positions provide the Board with insight into key issues and market practices in these areas for public companies.

Class II — Continuing directors whose terms expire in 2027

Name	Principal Occupation and Other Information
Doug Black
Age: 60
Director Since: April 2016
Committees: N/A
Doug Black has served as SiteOne’s Chief Executive Officer since April 2014, and as the Chairman of the Board since June 2017. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete. Mr. Black’s intimate knowledge of our day-to-day operations as Chief Executive Officer, his prior role as a management consultant and his extensive experience working in our industry qualify him to serve on the Board.

Judith (Judy) Sansone
Age: 64
Director Since: May 2024
Committees: N/A
Judy Sansone has served as one of our directors since May 2024. From October 2020 to October 2023, Ms. Sansone served as the Executive Vice President and Chief Commercial Officer of Sysco Corporation, the largest global distributor of food and related products primarily to the foodservice or food-away-from-home industry, where she was responsible for, among other things, commercial strategy and growth, merchandising and digital development. Ms. Sansone currently serves as an Advisor for Sysco. From May 2020 to October 2020, Ms. Sansone was the owner of Consultgenix, LLC, a business consultancy firm. Prior to that, Ms. Sansone spent over forty years at CVS Health Corporation, where she held a number of executive roles, including serving as SVP, Front Store Business & Chief Merchant from September 2011 to May 2020. She holds an associate degree from Holyoke Community College. Ms. Sansone’s extensive business-to-business and business-to-consumer marketing, merchandising and ecommerce experience qualifies her to serve on our Board.

Name	Principal Occupation and Other Information
Jack L. Wyszomierski
Age: 69
Director Since: April 2016
Committees: Audit; Nominating & Corporate Governance (Chair)
Public Company Directorships: Exelixis, Inc. and Xoma Royalty Corp.
Jack L. Wyszomierski has served as one of our directors since April 2016. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski currently serves on the Board of Directors of Exelixis, Inc. and Xoma Royalty Corp. (formerly known as Xoma Corp.). He previously served on the Board of Directors of Unigene Laboratories, Inc. and Athersys, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive executive, financial reporting and accounting experience, and his service as a director and audit committee member of other public companies, qualify him to serve on the Board.

CORPORATE GOVERNANCE
The Board is committed to strong corporate governance. We believe strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in our Company. The Board and its committees have adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, human capital and sustainability considerations, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders. Through our website, www.siteone.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Business Code of Conduct and Ethics, Financial Code of Ethics, Board of Directors Communication Policy, charters of each committee of the Board and our annual IMPACT Report.
The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of the Board operations.
Board Structure

The Board currently consists of eight directors. Our Charter provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election. We currently have two directors in Class I, and three directors in each of Classes II and III. The terms of the directors in Classes I and II expire at the annual meetings in 2026 and 2027, respectively. Our stockholders are being asked to elect our Class III directors to serve for a three-year term expiring at the 2028 Annual Meeting of Stockholders.
As the Company nears its tenth anniversary as a public company, in connection with its annual review of our corporate governance standards and practices and consistent with the discussions previously held with stockholders pursuant to our stockholder outreach program, the Board considered the advantages of preserving our classified board structure, which included, among other reasons, the protection it provides against opportunistic attempts to control or influence the Company, such as those that advance short-term agendas that could deprive our stockholders of long-term value. The Board also considered the potential advantages of declassification, including the ability of stockholders to evaluate directors annually, which is generally viewed by many institutional stockholders as increasing the accountability of directors to such stockholders, and is consistent with the current standards of many publicly traded companies. Based on these considerations, the Board determined that it would be in the best interests of the Company and its stockholders to declassify our Board, which it views as the natural evolution of its corporate governance standards and practices as a public company. We therefore intend to fully declassify our Board over the next three years, subject to approval by our stockholders of an amendment to the Charter to achieve this goal at the Annual Meeting. For further information regarding our proposal to declassify our Board, see “Proposal 2 — Charter Amendment to Declassify the Board of Directors” on page 27.
The size of the Board is fixed by resolution adopted from time to time by the Board, but in no event may be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. A director elected to fill a vacancy or a newly created directorship shall hold office until the annual meeting at which his or her term expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal from office.
Director Qualifications and Selection of Nominees

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and recommend director nominees to the Board, including candidates to fill any vacancies that may occur on the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers, in view of the needs of the Board at the time, factors such as business and professional experience, reputation for integrity, judgment, age, skills, background and demonstrated commitment to full participation on the Board and its committees. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. Each director candidate (including candidates for re-election) is carefully evaluated to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director of our Company. Our director biographies above, as well as the skills matrix below, highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the Board in concluding that the nominee should serve as a director of the Company.
The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise relevant to our business with a reputation for integrity. The Board believes that a variety of viewpoints contribute to a more effective decision-making process. Set forth below is the Director and Nominee Skills Matrix that the Nominating and Corporate Governance Committee reviews at its quarterly meetings in connection with discussions regarding potential new directors.
The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from stockholders, current directors, current executives, external consultants and others. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the members of management, the committee and other Board members, and discussions of the committee and the full Board.
The Nominating and Corporate Governance Committee considers stockholder-proposed director candidates on the same basis as recommendations from other sources. Stockholders who seek to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. Submissions should describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board. These requirements are described under “General Information — Stockholder Proposals and Nominations for Director at the 2026 Annual Meeting” on page 62.
Director and Nominee Skills Matrix

	Doug Black (Chairman)	Bill Douglas (Lead Director)	Fred Diaz	Larisa Drake	Roy Dunbar	Jeri Isbell	Judy Sansone	Jack Wyszomierski
Retail			✓				✓
Finance/Former CFO		✓				✓		✓
Marketing & Branding		✓	✓	✓			✓
Manufacturing	✓	✓	✓			✓		✓
Wholesale Distribution	✓	✓	✓		✓		✓	✓
CEO/Former CEO	✓		✓		✓
eCommerce/Technology				✓	✓		✓
Construction/Building Products	✓			✓	✓
Human Resources						✓
Director Independence

The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Diaz, Douglas, Dunbar and Wyszomierski and Mses. Drake, Isbell and Sansone are “independent” as defined under NYSE listing standards. This means that none of those independent directors and nominees has any direct or indirect material relationship with the Company and its management, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure

The Board is led by our Chairman and CEO, Mr. Black. As stated in our Corporate Governance Guidelines, the Board has the flexibility to decide when the positions of Chairman and CEO should be combined or separated and whether an executive or independent director should be Chairman. This approach is designed to allow the Board to choose the most appropriate leadership structure for the Company to serve the interests of the Company and our stockholders at the relevant time. At this point in time, the Board believes that the Company and its stockholders are best served by having Mr. Black serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operations of the Company and for execution of its strategy, the Board believes Mr. Black is the director best qualified to act as Chairman and to lead Board discussions regarding the performance of the Company. The structure also reinforces accountability for the Company’s performance at the highest levels.
Our Corporate Governance Guidelines also provide that, when the position of Chairman is not held by an independent director, a lead director (“Lead Director”) will be appointed by the independent members of the Board. William W. Douglas III serves as our Lead Director. As Lead Director, Mr. Douglas, among other things, serves as a liaison between independent directors and the Chairman, consults with the Chairman of the Board on, and approves, the schedules, agendas and information provided to the Board for each meeting and on other pertinent matters, has the ability to call meetings of independent directors, chairs executive sessions of independent directors, and consults with the CEO on matters relating to management effectiveness and Board performance. Mr. Douglas is available for consultation and direct communication with stockholders upon request. The independent members of the Board selected Mr. Douglas for this role because of, among other attributes, his extensive boardroom experience, leadership qualities and ability to facilitate meaningful discussion by encouraging participation, soliciting feedback, ensuring all viewpoints are heard and considered and building consensus among the group.
The Board believes that Mr. Black, as Chairman and CEO, together with an empowered and independent Lead Director, provide the appropriate leadership and Board oversight of our Company and facilitate effective functioning of both the Board and the management team.
Meetings of the Board and Attendance at the Annual Meeting

The Board held four meetings during the 2024 Fiscal Year, three of which were held in person. Each of our current directors attended all of the meetings of the Board and any committees of which he or she was a member held during the 2024 Fiscal Year. Directors are expected to attend our annual meetings, and all of our directors attended our 2024 Annual Meeting of Stockholders.
Executive Sessions

Executive sessions, which are meetings of the independent members of the Board, are held at each of the Board’s quarterly meetings. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors, and the independent directors meet with the CEO without the other executive officers being present, with the Lead Director presiding at such sessions. The committees of the Board, as described more fully below, also meet regularly in executive session.
Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at investors.siteone.com/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, conflicts of interest, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
Corporate Responsibility and Stakeholder Impact

At SiteOne, we believe our operational initiatives drive value for all of our stakeholders and will continue to make us stronger and more resilient for many years to come. We continue to enhance our sustainability profile in response to conversations with our stakeholders — particularly feedback from our stockholders received as part of our annual stockholder outreach program. We believe it is important to provide our stockholders with important information about our sustainability-related governance performance. As part of this commitment to transparency, we published our annual IMPACT Report in November 2024, which details our programs and progress across a number of important corporate responsibility topics. Our IMPACT Report follows the recommendations of the SASB and TCFD frameworks and includes the disclosure of quantitative safety, human capital and sustainability metrics relevant to our business and industry. In addition, we have incorporated feedback from our stockholder outreach program to enhance our IMPACT Report disclosures. We will continue to dedicate resources to measuring, reporting on, and improving our sustainability efforts in the coming years. Our IMPACT Report, as well as several other corporate policies, including our Human Rights Policy, Supplier Code of Conduct and Environmental Policy are available on our website at www.siteone.com/impact.
Our Board, specifically the Nominating and Corporate Governance Committee, oversees our environmental stewardship and corporate responsibility initiatives, including policies and operational controls of environmental, health and safety, social risks, and climate-related risks and opportunities, and is committed to supporting our efforts to operate as a good neighbor in our communities. In May 2021, the Board adopted revisions to the Nominating and Corporate Governance Committee’s charter to memorialize the committee’s responsibility for oversight of the Company’s environmental stewardship and corporate responsibility matters, including climate-related risks and opportunities. Additionally, the Audit Committee of the Board oversees the annual enterprise risk management (“ERM”) process which includes the oversight of risk mitigation controls and procedures for the material risks identified by the Company. In 2024, the Audit Committee’s ERM process included the assessment of potential climate-related risks, key mitigation efforts and the Company’s current level of risk.
Financial Code of Ethics and Business Code of Conduct

We have a Financial Code of Ethics that applies to the CEO, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Business Code of Conduct and Ethics that applies to all of our directors, officers and associates. The Financial Code of Ethics and the Business Code of Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Business Code of Conduct and Ethics contains a 24-hour Compliance and Ethics Hotline to anonymously report compliance or ethics concerns. These submissions, if any, are reviewed at least quarterly by the Audit Committee. Copies of the Financial Code of Ethics and the Business Code of Conduct and Ethics are available at our website at investors.siteone.com/corporate-governance. We also disclose certain internal review procedures and metrics related to complaints received via the Hotline in our IMPACT Report, available at our website at www.siteone.com/impact.
Board Committees

The Board maintains an Audit Committee, a Human Resources and Compensation Committee and a Nominating and Corporate Governance Committee. All members of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee are independent.
The following table shows the current members of each committee, as well as the number of meetings held during the 2024 Fiscal Year. At this time, the Board does not expect any changes to the composition of the committees in 2025.
Director	Audit	Human Resources and Compensation	Nominating and Corporate Governance
Doug Black
William (Bill) W. Douglas III	✓*
Fred M. Diaz	✓	✓
Larisa J. Drake			✓
W. Roy Dunbar		✓
Jeri L. Isbell		✓*	✓
Judith (Judy) Sansone
Jack L. Wyszomierski	✓		✓*
Number of Meetings	8	5	4

✓= Current Committee Member; * = Chair

Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for assisting the Board in overseeing the quality and integrity of our financial statements, our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee also reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The members of our Audit Committee are Messrs. Douglas (Chair), Diaz and Wyszomierski. The Board has determined that Messrs. Douglas, Diaz and Wyszomierski are “independent” as defined under NYSE and Securities Exchange Act of 1934, as amended (“Exchange Act”), rules and regulations. The Board has designated each member of the Audit Committee as an “audit committee financial expert,” and each of them has been determined to be “financially literate” under the NYSE rules.
The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. At present, Messrs. Douglas, Wyszomierski, and Diaz do not sit on more than two other audit committees of public companies.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our Company and its subsidiaries. The Human Resources and Compensation Committee also periodically reviews management development and succession plans. In May 2019, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s human capital metrics including pay equity, promotions, turnover and other metrics. The Board adopted further revisions to the committee’s charter in May 2021 which, among other things, more specifically described the committee’s review and approval of compensation-related proxy statement disclosures. The charter of the Human Resources and Compensation Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The members of the Human Resources and Compensation Committee are Ms. Isbell (Chair) and Messrs. Diaz and Dunbar. The Board has determined that Ms. Isbell and Messrs. Diaz and Dunbar are independent directors.
The Human Resources and Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors. During the 2024 Fiscal Year, the Human Resources and Compensation Committee engaged FW Cook to advise it on executive compensation program design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the NEOs and its non-employee directors. The Human Resources and Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Human Resources and Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and FW Cook is independent.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to the Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines and policies that are applicable to us, and overseeing Board evaluations. The Nominating and Corporate Governance Committee also oversees and monitors significant issues affecting our culture, including our progress on human capital management and sustainability issues. In May 2021, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s sustainability matters, including climate-related risks and opportunities. The charter of the Nominating and Corporate Governance Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The current members of the Nominating and Corporate Governance Committee are Mr. Wyszomierski (Chair) and Mses. Drake and Isbell. The Board has determined that Mr. Wyszomierski and Mses. Drake and Isbell are independent directors.
Communications with the Board

Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
The Board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Whistleblower Procedure

In addition to our Business Code of Conduct and Ethics described above, the Audit Committee has established a separate whistleblower procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters. These submissions, if any, are reviewed at least quarterly by the Audit Committee.
Risk Oversight

The Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, oversight of legal and regulatory compliance and oversight of our information security program, including monitoring and controlling material cybersecurity risks. The Audit Committee meets regularly with our General Counsel. The Human Resources and Compensation Committee evaluates risks arising from our human capital management and compensation policies and practices, as more fully described below. The Audit Committee and the Human Resources and Compensation Committee provide reports to the full Board regarding these and other matters.
Compensation Risk Assessment

In March 2024, the Human Resources and Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Human Resources and Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. Additionally, the incentive compensation program uses multiple performance metrics tied to growth, profitability, asset efficiency and strategic priorities, as well as absolute stock price, to encourage a balanced focus. Finally, meaningful risk mitigators are in place, including stock ownership guidelines and retention ratio, clawback provisions (including the ability to recoup compensation for fraud, misconduct, or illegal activity), anti-hedging and pledging policies and independent Human Resources and Compensation Committee oversight.
Stock Ownership and Retention Guidelines

To further align the long-term interests of Company leaders with the interests of our stockholders, the Company has established stock ownership and retention guidelines for our CEO and other executive officers and has adopted a Non-Employee Director Equity Ownership Policy for non-employee directors. These policies limit our CEO, each member of the senior leadership team who reports directly to the CEO (each a “Covered Executive”) and non-employee directors from selling shares of common stock unless they own shares equal to at least 6x and 2x of annual base salaries for our CEO and Covered Executives, respectively, and 5x the annual cash retainer for non-employee directors. Further, unexercised stock options, unvested RSUs and unsettled PSUs do not count towards meeting these guidelines. For more information about our stock ownership and retention guidelines, see the discussion in the Compensation Discussion and Analysis under the heading “Executive Officer Stock Ownership and Retention Guidelines” on page 45 and under “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 56. Currently, each non-employee director complies with the Non-Employee Director Stock Ownership and Retention Guidelines, and our CEO and each Covered Executive complies with the Executive Officer Stock Ownership and Retention Guidelines.
Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and all other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under our compensation plans) or other derivatives. Our directors and executive officers are also prohibited from holding the Company’s securities in a margin account or otherwise pledging such securities as collateral for a loan.
Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees, as well as the Company, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K.
Board and Committee Evaluations

The Board conducts a thorough annual self-evaluation process. The charters of each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee require an annual performance evaluation. Each committee compares its performance with the requirements of its charter and sets forth the goals and objectives of the committee for the upcoming year. As a result of these evaluations, we also update and revise our processes and practices, providing feedback to the Board’s committees and members as needed to ensure the Board operates in the most efficient and effective manner possible.
Conflicts of Interest

The Business Code of Conduct and Ethics and our Corporate Governance Guidelines govern our conflicts of interest policy. The Business Code of Conduct and Ethics requires associates to avoid conflicts of interest, defined as situations where the person’s private interests or professional interests interfere in any way — or even appear to interfere — with the interests of the Company. The Business Code of Conduct and Ethics requires all conflicts of interest between the Company and its associates to be disclosed to an immediate supervisor or the General Counsel. The Corporate Governance Guidelines require directors to promptly inform the Chairman of the Board or the Chair of the Audit Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.
Related Party Transactions

See “General Information — Certain Relationships and Related Party Transactions” on page 61 for a discussion of our policies and procedures for related person transactions.
Director Change in Circumstances

In the event of a significant change in circumstances involving a director’s employment status, professional position or substantial commitments to a business or governmental organization, the director must offer to tender his or her resignation from the Board for consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee will evaluate the change in circumstances and will recommend to the Board whether the director should continue to serve as a member of the Board or whether the Board should accept the resignation.
Succession Planning and Management Development

Succession planning and talent development are important at all levels within our organization, and accordingly, succession planning and management development are discussed regularly by the Board and the CEO. The Board oversees management’s succession plan for key positions at the senior officer level. Our Corporate Governance Guidelines require that each year the CEO reports to the Board on succession planning, including the principles and process for chief executive officer selection and performance review, as well as plans regarding succession in the case of an emergency or the retirement of the CEO. The Human Resources and Compensation Committee, with the full Board in attendance, also reviews succession planning and talent development of our leadership team at each of its meetings. The Nominating and Corporate Governance Committee has adopted a written CEO succession plan that includes actions to be taken in the event of a planned or unexpected absence (both short-term and longer-term) of the CEO. We believe continuity of leadership is critical to our ongoing success and that our process is effective in preparing us for sustained, long-term effective leadership.
Overboarding

Our Corporate Governance Guidelines state that no director may serve on more than four other public company boards. No director may serve as a member of the Audit Committee if such director serves on more than two other public company audit committees, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Company’s Audit Committee.
Mandatory Retirement Age

Our Corporate Governance Guidelines also require directors to retire from the Board when they reach the age of 72, although a director elected to the Board prior to his or her 72nd birthday may continue to serve until the next annual meeting. While directors generally will not be nominated for election or re-election to the Board after their 72nd birthday, the full Board may nominate candidates over 72 for election or re-election in special circumstances.
Compensation Clawback

Our Corporate Governance Guidelines provide that, in the event the Company is required to issue a restatement of its financial statements due to material noncompliance with applicable financial reporting requirements, the Board may, among other things, clawback an executive’s incentive, equity or performance-based compensation for the three-year period preceding the date of the financial restatement which is in excess to what would have been paid if the financial information had been correctly reported as set forth in such restatement. The Corporate Governance Guidelines further provide that, if an individual’s misconduct was a contributing factor to the Company having to restate any of its financial statements or constituted fraud, bribery or other illegal act which adversely affected the Company’s financial position or reputation, then the Board may, in its discretion, clawback all or a portion of an executive’s incentive compensation to the extent such incentive compensation was granted on or after the effective date of February 5, 2020.

In addition, the Board has adopted a clawback policy (the “Clawback Policy”) in order to comply with applicable laws and NYSE listing standards that requires the Company to clawback incentive-based compensation in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements. The Clawback Policy does not supersede the Board’s ability to clawback incentive compensation under our Corporate Governance Guidelines but, instead, supplements that ability.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of April 2, 2025.
Name	Age	Present Positions	First Became an Executive Officer
Doug Black	60	Chief Executive Officer, Chairman	2014
John Guthrie	59	Executive Vice President, Chief Financial Officer and Assistant Secretary	2001
Briley Brisendine	54	Executive Vice President, General Counsel and Secretary	2015
Scott Salmon	57	Executive Vice President, Strategy and Development	2019
Joseph Ketter	56	Executive Vice President, Human Resources	2015
Shannon Versaggi	46	Executive Vice President, Marketing, Category Management and Pricing	2023
Doug Black has served as SiteOne’s CEO since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and CEO of Oldcastle Architectural Products and Chief Operating Officer and CEO of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP All-American fullback and NCAA Scholar Athlete.
John Guthrie serves as SiteOne’s Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Guthrie joined SiteOne as head of finance shortly after it was formed in 2001 and has been instrumental in helping SiteOne build its market leading position. In addition to his financial leadership role, Mr. Guthrie has also been responsible for Human Resources, Procurement, IT and Region Management. Mr. Guthrie joined SiteOne from Deere & Company where he held various positions in finance. Mr. Guthrie has also held positions in engineering and manufacturing at Commonwealth Edison and Turtle Wax. Mr. Guthrie earned a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago.
Briley Brisendine has served as SiteOne’s Executive Vice President, General Counsel and Secretary since September 2015. Prior to joining SiteOne, Mr. Brisendine spent 12 years at The Home Depot, Inc., where he held a number of senior leadership positions in the legal department. For a portion of his time at The Home Depot, he helped grow the HD Supply division through a number of acquisitions and served as the division’s primary counsel. Most recently, he served as Vice President and Deputy General Counsel of The Home Depot, with responsibility for all legal issues related to securities and corporate governance, corporate finance, store operations, privacy, tax, real estate, international, M&A and general corporate matters. Mr. Brisendine also managed The Home Depot’s Risk Management department. Prior to joining The Home Depot, he spent seven years as an attorney at a national law firm where he focused on securities, corporate governance and M&A matters. Mr. Brisendine holds a B.A. in Finance from Wofford College and a Juris Doctorate from the Walter F. George School of Law at Mercer University.
Scott Salmon joined SiteOne as Executive Vice President, Strategy and Development in March 2019. Prior to joining SiteOne, Mr. Salmon was the President of the Lawn & Garden division of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 17-year career at Oldcastle, Mr. Salmon held several senior leadership positions and was responsible for all aspects of strategic planning and development. Prior to Oldcastle, Mr. Salmon served as an F-16 Pilot and Flight Commander in the United States Air Force where he flew over 30 combat missions. Mr. Salmon holds a B.S. in Economics and Operations Research from the United States Air Force Academy and earned a Master’s in Public Policy from Harvard University’s John F. Kennedy School of Government.

Joseph Ketter has served as SiteOne’s Executive Vice President, Human Resources since February 2020. He joined SiteOne in July 2015 and previously served as Senior Vice President, Human Resources. Prior to joining SiteOne, Mr. Ketter served as the Executive Vice President of Human Resources for Graham Packaging, where he led global human resources. Previously, Mr. Ketter held a number of senior human resources leadership positions over the course of 19 years at Newell Rubbermaid, a leading manufacturer and marketer of consumer and commercial products. In his last role with Newell Rubbermaid (Senior Vice President of Human Resources — Development) he reported to the Chief Development Officer and provided strategic human resources support to multiple divisions. Mr. Ketter holds a B.A. in Human Resource Management and Management from Ohio University and graduated from Cooper Industries’ Employee Relations Training Program.
Shannon Versaggi has served as SiteOne’s Executive Vice President Marketing, Category Management and Pricing since April 2024. Ms. Versaggi most recently served as SiteOne’s Senior Vice President Marketing, Category Management and Pricing and previously as Chief Marketing Officer. Prior to joining SiteOne, Ms. Versaggi was Vice President, Integrated Marketing at Lowe’s Companies. During her 16-year career at Lowe’s, Ms. Versaggi held various marketing leadership positions including Vice President, Media and Planning; Director of Media; Director of Marketing Strategy; and Product Marketing Director. Prior to Lowe’s, she began her career in finance as a Portfolio Specialist at SunTrust Banks. Ms. Versaggi earned an M.B.A. from the Terry College of Business at the University of Georgia and a B.S.B.A. at the Kenan-Flagler Business School at the University of North Carolina — Chapel Hill.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER
TO DECLASSIFY THE BOARD OF DIRECTORS
Background of Proposal
The Board has unanimously adopted a resolution to amend and restate our Fourth Amended and Restated Certificate of Incorporation (the “Charter”), subject to stockholder approval, to declassify our Board over the next three years. Our Charter currently provides for a classified Board, divided into three classes of directors, with each class elected for a three-year term. If the proposed amendment to the Charter is approved by stockholders, directors will be elected on an annual basis, such that each of the directors, or their successors, will stand for election to a one-year term by the 2028 Annual Meeting as follows:
(i)
directors who are elected at this Annual Meeting will serve a three-year term expiring at the 2028 Meeting; and they, or their successors, will stand for election to a one-year term at the 2028 Annual Meeting;

(ii)
directors whose current terms expire at the 2026 Annual Meeting, or their successors, will stand for election to a one-year term at the 2026 Annual Meeting; and

(iii)
directors whose current terms expire at the 2027 Annual Meeting (including those directors who are elected at the 2026 Annual Meeting), or their successors, will stand for election to a one-year term at the 2027 Annual Meeting.

In addition, until the Board is completely declassified, any director elected or appointed to the Board to fill a vacancy on the Board as a result of an increase in the size of the Board or due to the death, resignation, retirement, disqualification or removal of a director who was elected for a three-year term will continue to hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until our next annual meeting of stockholders following such appointment. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Furthermore, in accordance with Delaware law, our Charter provides that members of the Board may only be removed for cause. However, Delaware law provides that directors of a corporation without a classified board of directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote. In order to conform with Delaware law, the proposed amendment to the Charter provides that, once the Board is fully declassified at the 2028 Annual Meeting, all members of the Board may be removed with or without cause upon the affirmative vote of a majority of the Company’s outstanding shares entitled to vote thereon.
If stockholders approve this proposal at the Annual Meeting, the Company will file a Fifth Amended and Restated Certificate of Incorporation (the “Amended Charter”) in the form attached hereto as Appendix B (marked to show the proposed modifications).
Rationale for the Proposed Amended Charter
Since our IPO in 2016, our stockholders have remained generally receptive to a classified board structure given, among other reasons, the length of time SiteOne has been a public company, our market capitalization and our track record of stockholder returns since the IPO. However, in connection with its annual review of our corporate governance standards and practices and consistent with the discussions previously held with stockholders pursuant to our stockholder outreach program, the Board once again considered the advantages of maintaining a classified board structure which included, among other reasons, the protection it provides against opportunistic attempts to control or influence the Company, including those that advance short-term agendas that could deprive our stockholders of long-term value. While the Board continues to believe that this remains an important consideration, as the Company nears its tenth anniversary as a public company, the Board also considered the potential advantages of declassification, including the ability of stockholders to evaluate directors annually, which is generally viewed by many institutional stockholders as increasing the accountability of directors to such stockholders, and is consistent with the current standards of many publicly traded companies. After carefully weighing these considerations, the Board determined it was the appropriate time to declassify our Board, which it views as the natural evolution of its corporate governance standards and practices as a public company, and, accordingly, approved the proposed amendment to our Charter and recommends that stockholders adopt this amendment by voting in favor of this proposal.

Required Vote
The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of common stock then entitled to vote at the Annual Meeting is required to adopt this proposal pursuant to our Charter. Broker non-votes and shares that are voted “abstain” are treated as the same as voting “against” this proposal.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED CHARTER.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) audited our consolidated financial statements for the 2024 Fiscal Year. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers Deloitte to be well qualified and has appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the 2025 Fiscal Year.
This proposal asks you to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes it is a sound corporate governance practice to do so.
As in prior years, the Audit Committee, along with senior management and the Company’s internal auditor, reviewed Deloitte’s performance as part of its consideration of whether to re-appoint Deloitte as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:
•
Deloitte’s independence and objectivity;

•
the communication and interaction with our Deloitte team over the course of the prior year, the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;

•
external data and management’s perception relating to the depth and breadth of Deloitte’s auditing qualification and experience;

•
Deloitte’s historical and recent performance;

•
recent Public Company Accounting Oversight Board (United States) (“PCAOB”) inspection reports on the firm;

•
the length of time that Deloitte has served as our independent registered accounting firm;

•
the quantity and quality of Deloitte’s staff and national reach;

•
the appropriateness of Deloitte’s fees; and

•
the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that Deloitte follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation.
Based on the results of its review, the Audit Committee concluded that Deloitte is independent and objective and that it is in the best interests of the Company and its stockholders to appoint Deloitte to serve as the Company’s independent registered accounting firm for the 2025 Fiscal Year. Consequently, the Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the 2025 Fiscal Year, and the Board is recommending that the Company’s stockholders ratify this appointment.
If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte but may, nonetheless, choose to retain Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.
A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by stockholders.
The sections below provide information relevant to the Audit Committee’s selection of Deloitte.

Required Vote
Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2025 FISCAL YEAR.

Audit Committee Matters

Fees Paid to Deloitte
The following table presents, for the 2024 Fiscal Year and the 2023 Fiscal Year, fees billed to the Company by Deloitte for the audit of our annual financial statements, audit-related services and all other services. All services provided by Deloitte were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval policy discussed below.
	2024	2023
Audit fees(1)	$1,770,000	$1,680,000
Audit-related fees(2)	123,000	92,000
All other fees(3)	5,685	28,790
Total Fees	$1,898,685	$1,800,790

(1)
“Audit fees” are fees paid to Deloitte for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings.

(2)
“Audit-related fees” for the 2024 Fiscal Year and 2023 Fiscal Year consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit fees.”

(3)
“All other fees” are fees for any products and services provided by Deloitte not included in the first two categories.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and non-audit services to be performed for the Company by its independent registered public accounting firm and the related fees. Audit Committee pre-approval is required in order to help assure that the services provided by the independent registered public accounting firm do not impair the registered public accounting firm’s independence from the Company.
In compliance with rules of the SEC and the PCAOB, the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent registered public accounting firm. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case-by-case basis unless such services fall within a detailed list of pre-approved audit, audit-related, and tax services, and related fee limitations set forth in the pre-approval policy. The Audit Committee may also grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine or recurring services and would not impair the independence of the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit, audit-related, and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm.
All of the services performed by Deloitte during the 2024 Fiscal Year and the 2023 Fiscal Year were approved in advance by the Audit Committee pursuant to the pre-approval policy.

Report of the Audit Committee

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, maintaining a system of internal control and having appropriate accounting and financial reporting principles and policies. The Company’s independent registered public accounting firm, Deloitte, is responsible for planning and carrying out an audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the rules of the PCAOB and for expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.
As part of the oversight process, the Audit Committee met throughout the year with Deloitte, senior management of the Company and the Company’s internal auditor, both together and separately in closed sessions. In the course of fulfilling its oversight responsibilities, the Audit Committee did, among other things, the following in the 2024 Fiscal Year:
•
reviewed and discussed with management and Deloitte the Company’s consolidated financial statements for the 2024 Fiscal Year;

•
discussed with Deloitte the matters required by applicable requirements of the PCAOB and the SEC;

•
received the written disclosures and letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communication with the Audit Committee concerning independence and discussed with Deloitte its independence; and

•
based on the foregoing review and discussions with management and Deloitte, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2024 Fiscal Year.

This report has been submitted by the current members of the Audit Committee:
Audit Committee
William (Bill) W. Douglas III (Chair)
Fred M. Diaz
Jack L. Wyszomierski

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs. This non-binding advisory vote, commonly known as a “say on pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Since our IPO, we have received strong “say on pay” support, including more than 93% “say on pay” support at last year’s 2024 Annual Meeting of Stockholders.
The Board and Human Resources and Compensation Committee are dedicated to ensuring that our executive officers are compensated competitively with the market and consistently with our business strategy, sound corporate governance principles and stockholder interests and concerns. To do so, the Human Resources and Compensation Committee uses a combination of short- and long-term incentive compensation, including performance-based awards, to motivate and reward executives who can significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value.
We believe that our compensation program is effective in achieving our goals, has contributed to the Company’s success and is strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to our NEOs are reasonable. For these reasons, the Board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”
As you consider this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement on page 34 for additional details on our executive compensation, including the more detailed information regarding our compensation philosophy and objectives.
As an advisory vote, this proposal is not binding on the Board or the Human Resources and Compensation Committee, will not overrule any decisions made by the Board or the Human Resources and Compensation Committee or require the Board or the Human Resources and Compensation Committee to take any specific action. Although the vote is non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.
Required Vote
Approval of the compensation of our NEOs as presented in this Proxy Statement requires the affirmative vote of a majority of the shares present, either in person or by proxy, at the Annual Meeting.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

COMPENSATION
Compensation Discussion and Analysis

In this section we provide information about our philosophies, plans and practices with respect to executive compensation. This section also provides information regarding the material elements of compensation that were paid to or earned by our NEOs for the 2024 Fiscal Year. Our NEOs for the 2024 Fiscal Year were:
•
Doug Black, Chief Executive Officer

•
John Guthrie, Executive Vice President, Chief Financial Officer and Assistant Secretary

•
Briley Brisendine, Executive Vice President, General Counsel and Secretary

•
Scott Salmon, Executive Vice President, Strategy and Development

•
Shannon Versaggi, Executive Vice President, Marketing, Category Management and Pricing

On March 28, 2025, the Company announced that Briley Brisendine, the Company’s Executive Vice President, General Counsel and Secretary, will resign from his current role as of April 13, 2025, but will remain an employee of the Company and provide transition services until October 31, 2025. The Company would like to take this opportunity to thank Mr. Brisendine for his many years of service to the Company.
Compensation Philosophy and Objectives
Our executive compensation program is designed to encourage high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. In particular, our executive compensation program has the following key objectives:
•
To pay for performance.

•
To reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•
To create a performance culture and maintain morale, which we believe drives exceptional customer service and safety performance.

•
To enable us to attract, motivate and retain top executive talent.

At last year’s 2024 Annual Meeting of Stockholders, our executive compensation program received strong stockholder support, with more than 93% of votes cast in favor of the compensation of our NEOs. We value the opinions of our stockholders, and the Human Resources and Compensation Committee carefully considers the feedback it receives. Accordingly, the Human Resources and Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions.
Our 2024 Executive Compensation Program
Pay Element
	Base Salary	Short-Term Incentive	Performance Stock Units	Restricted Stock Units
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Performance Period	None	1 Year	3-Year Period	Vest Over 4 Years
2024 Performance Metrics	None	Adjusted EBITDA, Customer Performance, Organic Daily Sales Growth, individual strategic performance	Relative earnings growth, ROIC, stock price	Stock price

Summary of 2024 NEO Target Total Direct Compensation
		Target STI			Target Total Direct Compensation
NEO	Base Salary	% Salary	$ Amount	Target LTI
Doug Black	$950,000	125%	$1,187,500	$3,900,000	$6,037,500
John Guthrie	$540,000	65%	$351,000	$775,000	$1,666,000
Briley Brisendine	$505,000	65%	$328,250	$775,000	$1,608,250
Scott Salmon	$450,000	65%	$292,500	$675,000	$1,417,500
Shannon Versaggi	$400,000	65%	$260,000	$650,000	$1,310,000

2024 Incentive Plan Design Changes
For the 2024 Fiscal Year, the Human Resources and Compensation Committee approved changes to the award mix for our NEOs under the LTIP to consist of 50% RSUs and 50% PSUs. We believe this update to the award mix under our LTIP further demonstrates our commitment to designing an executive compensation program that encourages high performance, illustrates our responsiveness to stockholder feedback to enhance the alignment of our executives’ interests with our stockholder interests, increases emphasis on long-term financial performance and further promotes retention of our NEOs. The Human Resources and Compensation Committee retained the existing vesting and performance conditions for the RSUs and PSUs.
For the 2024 Fiscal Year, the Human Resources and Compensation Committee also approved modest changes to the customer-centric metric in our Short-Term Annual Incentive Plan. We retained the use of Company Net Promoter Score (“Company NPS”) and added metrics related to customer retention and per-customer value. We believe these updates capture a broader view of our customer relationships with a goal of maintaining our strong reputation and retaining and deepening our relationships with our existing customers to drive growth and profitability. The Human Resources and Compensation Committee retained the other metrics and weightings for the balance of our Short-Term Annual Incentive Plan.
2024 Business Performance
Net Sales	$4.54 billion, up 6% from 2023
Gross Profit	$1.56 billion, up 5% from 2023
Adjusted EBITDA	$378.2 million, down 8% from 2023
Customer Net Promoter Score	85.2, up from 84.9 in 2023
Acquisitions	7 completed, with approximately $200 million in trailing twelve months net sales, including the acquisition of a 75% ownership interest in Devil Mountain

2024 Compensation Highlights
2024 Base Salaries
For 2024, the Human Resources and Compensation Committee approved salary increases for our NEOs ranging from 2.3% to 3.9% based on external factors, including competitive market data and internal factors such as personal performance, experience, criticality to retain and the significance of the role to the Company. Adjustments generally positioned our NEOs near the 50th percentile of market.
2024 Bonus Payments
Our NEOs earned bonuses ranging from 20% to 26% of the target award. Payouts were earned based on our Customer Performance and Individual Strategic Goals, which together comprised 25% of the target award. We failed to achieve the threshold level of performance for Adjusted EBITDA and Organic Daily Sales Growth, which together comprised 75% of the target award.
2022 Performance Stock Unit Award Payouts
In February 2022, PSUs were granted contingent on three-year performance based on our EBTA growth relative to a performance peer group, modified by our absolute ROIC, with a maximum potential payout of 200% of target. The Human Resources and Compensation Committee will review and certify the actual payout in May 2025 after it can assess our performance versus the PSU performance peer group, which includes our then-current compensation peer group plus other best-in-class distributors viewed as a comparable business model.
2021 Performance Stock Unit Award Payouts
In May 2024, our Human Resources and Compensation Committee certified the payouts for the PSUs awarded in February 2021 for the three-year performance period commencing January 4, 2021 and ending December 31, 2023, resulting in payouts for each of our NEOs at 111.6% of target. The payouts were based on a three-year EBTA cumulative compound annual growth rate of 33.0%, which ranked at the 46.5th percentile relative to the PSU performance peer group, and a three-year average ROIC of 23.1%, which positively modified the final payout by 120%.
Determination of Executive Compensation
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives (including our NEOs), directors and certain consultants, approving equity incentive compensation and other incentive arrangements and approving employment and related agreements. In performing these duties, the Human Resources and Compensation Committee is supported by its independent consultant and certain members of executive management, as described below.
Independent Consultant
For the 2024 Fiscal Year, the Human Resources and Compensation Committee engaged FW Cook as its independent consultant. FW Cook reports to and is directed by the Human Resources and Compensation Committee and provides no other services to the Company. The Human Resources and Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and NYSE listing standards and concluded that FW Cook was appropriately independent and free from potential conflicts of interest.
Industry Peer Group
To assist in evaluating our compensation program for 2024, in August 2023, the Human Resources and Compensation Committee reviewed our Company’s industry peer group, considering among other factors, total market capitalization and revenue, and whether the peer is a company with which we compete for talent and/or has a similar business model. At that time, the Human Resources and Compensation Committee approved the addition of Core & Main, Inc. to maintain a robust sample size and position the Company within a reasonable median range in various measures of company size. The 16-company peer group approved and used by the Human Resources and Compensation Committee in evaluating 2024 target pay decisions is outlined below.
Advanced Drainage Systems, Inc. (NYSE: WMS)	Installed Building Products, Inc. (NYSE: IBP)
Applied Industrial Technologies, Inc. (NYSE: AIT)	MRC Global Inc. (NYSE: MRC)
Beacon Roofing Supply, Inc. (NASDAQ: BECN)	MSC Industrial Direct Co., Inc. (NYSE: MSM)
Central Garden & Pet Company (NASDAQ: CENTA)	Pool Corporation (NYSE: POOL)
Core & Main, Inc. (NYSE: CNM)	Summit Materials, Inc. (NYSE: SUM)
Eagle Materials Inc. (NYSE: EXP)	The Scotts Miracle-Gro Company (NYSE: SMG)
Fastenal Company (NASDAQ: FAST)	TopBuild Corp. (NYSE: BLD)
GMS Inc. (NYSE: GMS)	Watsco, Inc. (NYSE: WSO)
Use of Market Data
The Human Resources and Compensation Committee reviews competitive market data from our industry peer group and general industry surveys as part of its process to set the target pay opportunities for our NEOs. Our executive compensation program aims to provide for target total compensation for our executives at approximately the 50th percentile of our peer group, with flexibility to position an individual executive’s target total compensation above or below the 50th percentile based on factors including, but not limited to, contribution, performance and uniqueness of role.
Executive Management
Certain members of the executive management team are involved in the executive compensation determination process. For example, our Executive Vice President, Human Resources provides requested information and perspectives on the compensation program, and our General Counsel provides legal and regulatory advice and perspectives. In addition, our CEO makes specific recommendations for compensation levels and program designs for executives (other than himself) and our Chief Financial Officer provides input on financial metrics and goals. Our CEO, Executive Vice President, Human Resources and General Counsel generally attend Human Resources and Compensation Committee meetings, but are excused when their individual compensation is being discussed.
Elements of Our Executive Compensation Program
To create a “pay-for-performance” environment, compensation is weighted toward at-risk compensation, consisting of salary, short-term annual cash incentive compensation, long-term equity incentive compensation and certain other benefits. Our base salaries provide a fixed level of compensation, our short-term annual cash incentive program rewards achievement of key financial and strategic objectives, and our long-term incentive opportunities tie a large portion of our NEOs’ total compensation to Company performance and long-term stock growth. Our short-term annual cash incentive program includes Adjusted EBITDA, Customer Performance, Organic Daily Sales Growth and other individualized strategic performance targets. The Customer Performance component consisted of three equally-weighted components: Company NPS, Customer Retention and Per-Customer Value. The Adjusted EBITDA component of our short-term annual cash incentives, which represents 70% of the incentive opportunity, is capped at 250% of target, and each additional component, which collectively represent the remaining 30% of the incentive opportunity, is capped at 150% of target. Our long-term equity incentive program provides for extended vesting schedules and includes PSUs with three-year relative and absolute performance criteria and capped payouts at 200% of target. Lastly, we provide other benefits as discussed below.
Set forth below is a chart outlining each element of our compensation program for our executive officers and the objectives of each component, and the key measures used in determining each component. For the 2024 Fiscal Year, each NEO’s target total direct compensation, which includes base salary, target short-term annual cash incentives and long-term equity incentives, approximated the median (i.e., 50th percentile) of competitive market data compiled by FW Cook.
Pay Component	Objective of Pay Component
Base Salary	• To attract and retain a high-performing leadership team
Short-Term Annual Cash Incentives	• To reward achievement of short-term business objectives and results, and individual performance goals viewed as drivers of stockholder value
Long-Term Equity Incentives	• To align executive and stockholder interests, create “ownership culture,” promote retention and “pay-for-performance”
Other Benefits	• To provide a safety net of protection in the case of illness, disability, death or retirement, through health, disability and life insurance, 401(k) retirement plan and other employee benefits
Base Salary
Base salaries are set to attract and retain high-performing executive talent. The determination of each executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company, the availability of potential replacement executives and anticipated economic conditions. Each year, the Human Resources and Compensation Committee considers merit and market-based salary increases, using data from our peer group, for our executives, including our NEOs. Based on these factors, in February 2024, the Human Resources and Compensation Committee approved salary increases for each of our NEOs in the range of 2.3% to 3.9%, which generally positioned salaries near the 50th percentile of market. The salary increases for our NEOs took effect on February 19, 2024. The base salaries approved by the Human Resources and Compensation Committee for each NEO during the 2023 Fiscal Year and 2024 Fiscal Year are shown below.
	2023 Base Salary	2024 Base Salary	Base Salary Increase
Doug Black	$925,000	$950,000	2.7%
John Guthrie	$525,000	$540,000	2.9%
Briley Brisendine	$490,000	$505,000	3.1%
Scott Salmon	$440,000	$450,000	2.3%
Shannon Versaggi	$385,000	$400,000	3.9%
Short-Term Annual Cash Incentives
Our short-term annual cash incentives are designed to focus our NEOs on achieving superior performance against business objectives and results for the Company as a whole and, in addition, reward them for the achievement of specific individual performance and/or other goals which the Human Resources and Compensation Committee and CEO (in the case of NEOs other than himself) subjectively determine based on their assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of clearly defined metrics and goals, we reinforce our focus on creating a strong pay-for-performance culture.
For the 2024 Fiscal Year, all of our NEOs were eligible to receive short-term annual cash incentives based on the achievement of pre-established annual Company financial and performance metrics and goals approved by the Human Resources and Compensation Committee. Each NEO had a target incentive opportunity expressed as a percentage of his or her base salary paid during the year. The threshold, target and maximum percentages of base salary and actual percentages of target for our NEOs for the 2024 Fiscal Year were as follows:
	Threshold(1)	Target(1)	Maximum(1)
Doug Black	62.5%	125%	275%
John Guthrie	32.5%	65%	143%
Briley Brisendine	32.5%	65%	143%
Scott Salmon	32.5%	65%	143%
Shannon Versaggi	32.5%	65%	143%

(1)
Expressed as a percentage of base salary. For the 2024 Fiscal Year, each of the various components of the annual incentive awards were subject to a cap, as set forth below.

The Human Resources and Compensation Committee selected Adjusted EBITDA as the primary financial performance metric for our NEOs’ short-term annual cash incentive opportunity, measured against the Adjusted EBITDA goals established by the Human Resources and Compensation Committee in the beginning of the 2024 Fiscal Year and increased mid-year for acquisitions completed prior to June 30, 2024 in accordance with our long standing practice. The Human Resources and Compensation Committee reviewed the Company’s 2024 Fiscal Year outlook in establishing the initial Adjusted EBITDA target, noting that 2024 results were projected to marginally improve as compared to the 2023 Fiscal Year based on, among other factors, expectations that commodity price deflation would moderate, as well as a recovering residential market and resilient commercial market, the execution of our operational initiatives, SG&A management and contribution from acquisitions. As a result, the Human Resources and Compensation Committee set the original Adjusted EBITDA target goal to $470 million, which represented a 14% increase compared to the 2023 Fiscal Year actual performance of $411 million. Subsequently, in order to mitigate the impact of acquisitions not reflected in the levels of achievement for the Adjusted EBITDA performance metric originally approved by the Human Resources and Compensation Committee in February 2024, in August 2024, the Human Resources and Compensation Committee increased the threshold, target and stretch goals to take into account anticipated Adjusted EBITDA contributions from acquisitions completed prior to June 30, 2024. To ensure our Company continues to deliver outstanding customer service, the Human Resources and Compensation Committee also utilized Customer Performance as a component of each NEO’s short-term annual cash incentive. In addition, to drive continued sales growth, the Human Resources and Compensation Committee also utilized Organic Daily Sales Growth as a component of our NEOs’ short-term annual cash incentives. The Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement for the strategic performance goals, and for the other NEOs, Mr. Black evaluated the performance of each NEO based on his or her individual strategic performance goals and made a recommendation to the Human Resources and Compensation Committee. The following table shows the weighting of the 2024 Fiscal Year performance metrics for each NEO, expressed as a percentage of each NEO’s 2024 Fiscal Year total short-term annual cash incentive opportunity.
	Adjusted EBITDA(1)	Customer Performance(2)(3)	Organic Daily Sales Growth(2)	Strategic Performance(2)(4)
Doug Black	70%	5%	5%	20%
John Guthrie	70%	5%	5%	20%
Briley Brisendine	70%	5%	5%	20%
Scott Salmon	70%	5%	5%	20%
Shannon Versaggi	70%	5%	5%	20%

(1)
The Adjusted EBITDA component of the short-term annual cash incentive opportunity is capped at 250% of target.

(2)
Customer Performance, Organic Daily Sales Growth and Strategic Performance components of the short-term annual cash incentive opportunity are each capped at 150% of target.

(3)
The Customer Performance metric consists of three, equally-weighted components: (1) Company NPS, (2) Customer Retention and (3) Per-Customer Value.

(4)
For more detail on individual strategic performance goals, see the table detailing individual criteria on page 41.

The following table shows the threshold, target, stretch, maximum and actual performance levels, along with the payout multiple of target incentive opportunity, for the Adjusted EBITDA component of the 2024 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
	Level of Achievement(2)(3)
Adjusted EBITDA(1)	Beginning of Fiscal Year 2024	After Adjusting for Acquisitions Closed Before June 30, 2024	Payout as % of Target Opportunity
Threshold	$420 million	$429 million	50%
Target	$470 million	$480 million	100%
Stretch	$525 million	$536 million	150%
Maximum	$620 million	$620 million	250%
Actual		$376.6 million	0%

(1)
Adjusted EBITDA was calculated using EBITDA for the Company for the 2024 Fiscal Year, as further adjusted for items such as stock-based compensation expense, (gain) loss on sale of assets, financing fees, acquisitions and other adjustments. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.

(2)
Acquisitions completed after June 30, 2024 were excluded from the calculation of Adjusted EBITDA for purposes of determining short-term annual cash incentive compensation.

(3)
The Adjusted EBITDA weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals, between target and stretch and between stretch and max goals.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Customer Performance component of the 2024 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
Customer Performance(1)	Company NPS Level of Achievement(2)	Customer Retention Level of Achievement(3)	Per-Customer Value Level of Achievement(4)	Payout as % of Target Opportunity(5)
Threshold	78	1.25	1.25	50%
Target	83	1.75	1.75	100%
Maximum	88	2.25	2.25	150%
Actual	85.2	1.20	1.12	41%

(1)
Customer Performance is based on three equally weighted components: Company NPS, Customer Retention and Per-Customer Value. Company NPS is based on responses from a customer survey regarding customer experience. Respondents to the survey are categorized as detractors (0-6 score for likelihood to recommend), passives (7-8) and promoters (9-10). Company NPS is then calculated by subtracting the percentage of detractors from the percentage of promoters. Customer Retention is calculated by dividing sales growth from new and reactivated customers by loss from exited and lapsed customers. Per-Customer Value is calculated by dividing sales growth from existing customers by sales loss from existing customers.

(2)
The Company NPS weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

(3)
The Customer Retention weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

(4)
The Per-Customer Value weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

(5)
During the 2024 Fiscal Year, the Company achieved a Company NPS level of 85.2, which was in between target and maximum goals, and achieved Customer Retention and Per-Customer Value levels of 1.20 and 1.12, respectively, each of which was below threshold goals. Based on these levels of achievement, the combined Customer Performance payout was 41% of target.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Organic Daily Sales Growth component of the 2024 Fiscal Year incentive opportunities for our NEOs.
Organic Daily Sales Growth(1)	Level of Achievement(2)	Payout as % of Target Opportunity
Threshold	0%	50%
Target	5%	100%
Maximum	7%	150%
Actual	(1)%	0%

(1)
“Organic Daily Sales” refers to Organic Sales in the fiscal reporting period divided by the number of business days, excluding Saturdays, Sundays and holidays, that our branches are open during such relevant fiscal reporting period. “Organic Sales” is defined as all sales, including sales from newly opened greenfield branches and decreases in sales from closing existing branches, but excluding any sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period. Organic Daily Sales is a non-GAAP financial measure. Reconciliation to the corresponding GAAP financial measure can be found in Appendix A to this Proxy Statement.

(2)
The Organic Daily Sales weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

To determine the level of achievement of the NEOs’ individual strategic performance criteria, the Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on their individual strategic performance measures and made a recommendation to the Human Resources and Compensation Committee with respect to each NEO’s level of achievement. The individual criteria related to specific individual categories of performance measures, level of achievement and factors supporting such level of achievement are set forth below.
Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Doug Black	SiteOne Safety	75%	• Increase in recordable and lost time incident rates • Enhanced field safety culture • Zero work-related fatalities
	Employer of Choice	100%	• Enhanced inclusive culture • Increased bilingual branches from 58% to 63% • Active support of ARGs
	Key Business Focus Areas	100%	• Strong progress with commercial and operational initiatives and enhancing team
John Guthrie	Accounting, Shared Services and Internal Audit	100%
•
Continued improvements to vendor payments process and vendor portal; increased supplier engagement

•
Solid development of key leaders; successfully reorganized FP&A team

•
Enhanced Internal Audit, SOX compliance, overall compliance processes

•
Excellent acquisition integration

	FP&A and Performance Management	125%	• Solid forecasting accuracy and improved reporting • Completed SG&A analysis • Strong support of focus branch analysis and reporting
	Employer of Choice	125%	• Enhanced inclusive culture • Strong support of ARGs

Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Briley Brisendine	SiteOne Safety	75%	• Rolled out new associate and acquisition safety programs • Increase in recordable and lost time incident rates • Zero work-related fatalities • Safety momentum increase in 2H
	Governance, Regulatory, Field Support and Risk Management	150%	• Excellent governance management • Publication of enhanced IMPACT Report • Responsiveness and support to field operations
	Real Estate and Construction	100%	• Solid progress with real estate and construction teams, process and prototypes
Scott Salmon	Strategy and Investor Relations	125%	• Improved acquisition strategy plan • Strong support for bulk manufacturing best practices • Excellent investor relations support
	Acquisition Growth	100%	• Acquired quality companies representing 5% of trailing twelve months revenue • Maintained robust acquisition pipeline • Successfully built Strategy & Development team
	Acquisition Integration and Performance	50%	• Successfully integrated eleven acquisitions; enhanced financial reviews • Underperformance from certain acquisitions
Shannon Versaggi	Marketing	150%	• Implemented improved customer lifecycle management system • Increased marketing effectiveness • Improved digital customer experience • Enhanced organizational structure
	Employer of Choice	100%	• Increased bilingual branches from 58% to 63% • Strong sponsorship of UNIDOS ARG
	Category Management	90%
•
Strong growth achieved in agronomics & landscape supplies, but missed overall growth targets

•
Decrease in overall gross margin percentage

•
Improved assortment, particularly in agronomics & lighting

•
Achieved associate certification goals in irrigation, lighting and drainage

•
Solid growth in private label

•
Increased supplier rebates despite lower sales

	Pricing	90%	• Strong second half pricing, but missed overall targets • Good progress on known value item (“KVI”) management

Achievement of the Adjusted EBITDA, Customer Performance, Organic Daily Sales Growth and the individual performance measures, taken together, resulted in short-term annual cash incentive payouts for the 2024 Fiscal Year shown in the below table:
	Eligible Earnings(1)	Target % of Salary	Target Bonus $	Payout as % Target(2)	Actual Bonus
Doug Black	$946,635	125%	$1,183,293	20%	$231,334
John Guthrie	$537,981	65%	$349,688	25%	$87,976
Briley Brisendine	$502,981	65%	$326,938	26%	$84,295
Scott Salmon	$448,654	65%	$291,625	20%	$56,964
Shannon Versaggi	$397,981	65%	$258,688	24%	$60,878

(1)
Eligible earnings reflect the actual base salaries earned by each NEO during the 2024 Fiscal Year.

(2)
Payout percentage rounded to nearest whole percentage for presentation purposes.

The award paid to each of our NEOs is also shown in the “Summary Compensation Table” on page 47 under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Equity Incentives
The Human Resources and Compensation Committee makes annual equity grants to our executives as part of our compensation program under our 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). In addition, the Human Resources and Compensation Committee may, from time to time, provide an equity award to one or more of our NEOs to retain and reward key talent or to reflect increased responsibilities. No such equity awards were made during 2024. The Human Resources and Compensation Committee may also review and approve equity awards for promotions. For more information regarding the equity awards granted to our NEOs under the 2020 Plan during the 2024 Fiscal Year, see the “Grants of Plan-Based Awards for 2024 Fiscal Year” table on page 48.
Awards Granted During 2024 under the 2020 Plan
To support our “pay-for-performance” culture, compensation is weighted toward at-risk compensation. Our long-term equity incentive program, which consisted of 50% RSUs and 50% PSUs for the 2024 Fiscal Year, is designed to serve stockholders’ best interests through sustained long-term financial and stock price performance. We believe this award mix under our LTIP further demonstrates our commitment to designing an executive compensation program that encourages high performance, promotes retention and results that will create value for us and our stockholders while avoiding unnecessary risks. We also believe this LTIP design further illustrates our responsiveness to stockholder feedback to enhance the alignment of our executives’ interests with our stockholder interests and allow our executives to share in our stockholders’ success.

The table below sets forth the number of RSUs and target PSUs awarded to each NEO in the 2024 Fiscal Year:
Name	Number of RSUs Awarded	Number of PSUs Awarded	Targeted Fair Value for All 2024 Awards
Doug Black	12,375	12,375	$3,900,000
John Guthrie	2,459	2,459	$775,000
Briley Brisendine	2,459	2,459	$775,000
Scott Salmon	2,141	2,141	$675,000
Shannon Versaggi	2,062	2,062	$650,000
Performance Stock Units
PSUs are earned based upon the Company’s performance, over a three-year period, measured by pre-tax income plus amortization (“EBTA”) growth relative to a select peer group, subject to adjustment based upon the application of a ROIC modifier, as set forth below. The performance period for the PSUs awarded in February 2024 is a three-year period commencing January 1, 2024 and ending January 3, 2027. Vesting of PSUs is contingent upon each NEO’s continued employment, subject to certain exceptions as set forth in the PSU agreement.
The table below sets forth the performance criteria for the PSUs:
Performance Level	Relative EBTA Growth	% Target Award	Performance Level	Avg. ROIC	Modifier to PSUs Earned Based on Relative EBTA Growth(1)
<Threshold	<25th percentile	0%
Threshold	25th percentile	50%	Below Target	<12%	-20%
Target	50th percentile	100%	Target	12%-20%	0%
Maximum	>=75th percentile	200%	Above Target	>20%	+20%

(1)
Payout on EBTA growth performance will be capped at 100% of target if the Company’s absolute EBTA growth is negative. Payout for performance between levels noted above will be determined using straight-line interpolation. Total payout will be capped at 200% of target.

Pursuant to the performance criteria provided above, the table below sets forth the 111.6% of target payouts for the PSUs awarded in February 2021 for the three-year performance period commencing January 4, 2021 and ending December 31, 2023, as certified by the Human Resources and Compensation Committee on May 6, 2024.
Name	PSUs Awarded in February 2021	Payout As % Target(1)(2)	Number of PSUs Settled in May 2024	Value of Earned PSUs in May 2024(3)
Doug Black	6,018	111.6%	6,716	$1,061,934
John Guthrie	1,153	111.6%	1,287	$203,500
Briley Brisendine	1,253	111.6%	1,398	$221,052
Scott Salmon	1,103	111.6%	1,231	$194,646
Shannon Versaggi	902	111.6%	1,007	$159,227

(1)
The Company’s 3-year EBTA grew at a cumulative compound annual growth rate of 33.0% for the 2021-2023 PSU cycle, which ranked at the 46.5th percentile of the PSU performance peer group for that cycle and resulted in a payout of 93% of target as certified by the Human Resources and Compensation Committee on May 6, 2024.

(2)
The Company’s 3-year average ROIC performance of 23.1% for the 2021-2023 PSU cycle positively modified the final payout by 120%, resulting in a final payout of 111.6%.

(3)
The value of the earned PSUs was based on our closing stock price ($158.12) on May 6, 2024.

2025 Incentive Plan Design Changes
For the 2025 Fiscal Year, the Human Resources and Compensation Committee approved changes to our PSU design, pursuant to which the ROIC modifier to our EBIT performance metric for our PSU awards was eliminated and, instead, PSU awards will be based on two performance metrics: (1) relative EBTA, weighted as 70% of the PSU award and (2) absolute ROIC, weighted as 30% of the PSU award. We believe this update enhances accountability for efficient use of assets and disciplined investment, continues to demonstrate our commitment to designing an executive compensation program that encourages high performance and results that will create value for us and our stockholders while avoiding unnecessary risks.
Policies and Practices Related to the Timing of Equity Awards
Pursuant to our compensation programs, we grant stock options to certain employees from time to time; however, no stock options were granted to our NEOs in the 2024 Fiscal Year. Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Committee generally approves equity award grants during a regularly scheduled meeting in the first quarter of the fiscal year. The Human Resources and Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates.
Other Benefits
The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include, but are not limited to, medical, dental, health, accident, hospitalization and disability insurance, and a tax-qualified 401(k) plan. In addition, NEOs receive company-paid life insurance benefits of 2X base salary.
Tax and Accounting Considerations
The Human Resources and Compensation Committee and management have taken into account the accounting and tax impact, including Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, of various program designs to balance the potential cost to us with the value to the executive. Section 162(m), as most recently amended in December 2017 in connection with tax reform legislation, limits the deductibility of compensation paid to “covered employees” in excess of $1,000,000 in any taxable year. While the Human Resources and Compensation Committee may consider the impacts of Section 162(m) when determining executive compensation, it may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
The Human Resources and Compensation Committee and management also consider the accounting implications of our executive officer compensation program. The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based compensation programs in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.
Executive Officer Stock Ownership and Retention Guidelines
The Company has established stock ownership and retention guidelines to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines limit the ability of our CEO and each Covered Executive from selling shares of the Company’s common stock unless they own shares having an aggregate value equal to a multiple of annual base salary, as follows:
Position	Multiple
Chief Executive Officer	6x Annual Base Salary
Covered Executives	2x Annual Base Salary
Only shares held directly by the individual count for purposes of ownership under the stock ownership guidelines.
The CEO and each Covered Executive is required to hold 50% of shares acquired as a result of any settlement of compensatory awards (net of any shares withheld for taxes and the exercise price of stock options) until ownership guidelines have been met. Currently, our CEO and each Covered Executive complies with the Executive Officer Stock Ownership and Retention Guidelines.
We have also established stock ownership requirements for our non-employee directors. See “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 56.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the 2024 Fiscal Year.
By the Company’s Human Resources and Compensation Committee:
Jeri L. Isbell (Chair)
Fred M. Diaz
W. Roy Dunbar

Additional Executive Compensation Information

Summary Compensation Table
The following table sets forth the compensation of our NEOs for the 2024 Fiscal Year and, for Messrs. Black, Guthrie, Brisendine and Salmon, the two immediately preceding fiscal years. Ms. Versaggi was not an NEO in Fiscal Years 2022 and 2023.
Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Doug Black Chairman and Chief Executive Officer	2024	946,635	—	3,899,858	231,334	20,730	5,098,557
	2023	918,269	1,218,761	2,399,916	870,060	23,342	5,430,348
	2022	871,634	1,158,135	2,266,540	1,160,363	17,509	5,474,181
John Guthrie Executive Vice President, Chief Financial Officer	2024	537,981	—	774,929	87,976	14,460	1,415,346
	2023	521,634	253,851	499,759	221,590	14,053	1,510,887
	2022	493,269	238,443	466,440	335,176	13,038	1,546,366
Briley Brisendine Executive Vice President, General Counsel and Secretary	2024	502,981	—	774,929	84,295	14,458	1,376,663
	2023	487,308	253,851	499,759	228,937	14,029	1,483,884
	2022	466,635	238,443	466,440	317,078	12,994	1,501,590
Scott Salmon Executive Vice President, Strategy and Development	2024	448,654	—	674,715	56,964	15,254	1,195,587
	2023	437,308	220,043	433,144	184,128	23,560	1,298,183
	2022	417,308	204,363	399,704	274,171	13,824	1,309,370
Shannon Versaggi Executive Vice President, Marketing, Category Management and Pricing	2024	397,981	—	649,819	60,878	15,184	1,123,862

(1)
Represents the actual sum of regular pay, paid time off, holiday and back pay earned for the 2024, 2023, and 2022 fiscal years, as applicable.

(2)
The amount reported reflects the aggregate grant date fair value of the option awards and stock awards granted in the respective year, computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements included in our Annual Report on Form 10-K for the 2024 Fiscal Year filed with the SEC on February 20, 2025 for a discussion of the relevant assumptions used in calculating these amounts. The maximum award value for the PSUs granted in Fiscal Year 2024 (determined as described above in “— Elements of Our Executive Compensation Program — Long-Term Equity Incentives” on page 43) is $3,899,858 for Mr. Black, $774,929 for Mr. Guthrie, $774,929 for Mr. Brisendine, $674,715 for Mr. Salmon and $649,819 for Ms. Versaggi. The maximum award value for the PSUs granted in Fiscal Year 2023 is $2,399,916 for Mr. Black, $499,759 for Mr. Guthrie, $499,759 for Mr. Brisendine and $433,144 for Mr. Salmon. The maximum award value for the PSUs granted in Fiscal Year 2022 is $2,266,540 for Mr. Black, $466,440 for Mr. Guthrie, $466,440 for Mr. Brisendine and $399,704 for Mr. Salmon. Ms. Versaggi was not a NEO during the 2023 Fiscal Year or 2022 Fiscal Year.

(3)
Includes short-term annual cash incentives earned with respect to the 2024, 2023, and 2022 fiscal years. For more detail, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 38.

(4)
For the 2024 Fiscal Year, reflects: (i) Company 401(k) match of $13,800 for each NEO; (ii) reimbursement for an executive physical examination for Mr. Black, (iii) spousal travel to attend the Company’s 2024 winter business meeting, and (iv) life and accidental death insurance premiums paid by the Company on behalf of each NEO.

Grants of Plan-Based Awards for 2024 Fiscal Year
The following table provides information concerning plan-based awards granted to the NEOs in the 2024 Fiscal Year.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Securities Underlying Awards (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Doug Black	—	591,647	1,183,293	2,603,245	—	—	—	—	—
	2/7/2024	—	—	—	6,188	12,375	24,750	—	1,949,929
	2/7/2024	—	—	—	—	—	—	12,375	1,949,929
John Guthrie	—	174,844	349,688	769,313	—	—	—	—	—
	2/7/2024	—	—	—	1,230	2,459	4,918	—	387,465
	2/7/2024	—	—	—	—	—	—	2,459	387,465
Briley Brisendine	—	163,469	326,938	719,263	—	—	—	—	—
	2/7/2024	—	—	—	1,230	2,459	4,918	—	387,465
	2/7/2024	—	—	—	—	—	—	2,459	387,465
Scott Salmon	—	145,813	291,625	641,575	—	—	—	—	—
	2/7/2024	—	—	—	1,071	2,141	4,282	—	337,357
	2/7/2024	—	—	—	—	—	—	2,141	337,357
Shannon Versaggi	—	129,344	258,688	569,113	—	—	—	—	—
	2/7/2024	—	—	—	1,031	2,062	4,124	—	324,909
	2/7/2024	—	—	—	—	—	—	2,062	324,909

(1)
For a discussion of the payout opportunities under our short-term annual cash incentive plan for the 2024 Fiscal Year, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 38. Actual amounts paid to each of our NEOs is shown in the “Summary Compensation Table” on page 47 under the “Non-Equity Incentive Plan Compensation” column.

(2)
The annual incentive opportunity with respect to the Adjusted EBITDA, Customer Performance, Organic Daily Sales Growth and individual strategic performance component for each NEO was capped at 250%, 150%, 150% and 150% of target, respectively, for the 2024 Fiscal Year.

(3)
Includes the PSUs granted to each of our NEOs under the 2020 Plan, which will be earned based on the Company’s performance over the three-year performance period commencing on January 1, 2024 and ending January 3, 2027. See “— Elements of Our Executive Compensation Program — Performance Stock Units” on page 44.

(5)
Includes the time-based RSUs granted to each of our NEOs under the 2020 Plan, which vest annually in four equal installments beginning on February 7, 2025.

(6)
RSUs and PSUs have grant date fair values equal to the fair market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements in our Annual Report on Form 10-K for the 2024 Fiscal Year filed with the SEC on February 20, 2025 for further discussion of the relevant assumptions used in calculating these amounts.

Outstanding Equity Awards at 2024 Fiscal Year End
		Option Awards(2)(3)				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of RSUs that have not Vested (#)(5)	Market Value of RSUs that have not Vested ($)(6)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(6)
Doug Black	2/7/2024	—	—	—	—	12,375	1,654,661	12,375	1,654,661
	2/9/2023	4,218	12,653	149.36	2/9/2033	6,025	805,603	8,034	1,074,226
	2/10/2022	10,076	10,076	179.40	2/10/2032	3,158	422,256	—	—
	2/11/2021	15,573	5,191	166.15	2/11/2031	1,504	201,100	—	—
	2/5/2020	39,850	—	101.63	2/5/2030	—	—	—	—
	2/6/2019	66,873	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	58,816	—	77.04	2/14/2028	—	—	—	—
John Guthrie	2/7/2024	—	—	—	—	2,459	328,793	2,459	328,793
	2/9/2023	879	2,635	149.36	2/9/2033	1,255	167,806	1,673	223,697
	2/10/2022	2,075	2,074	179.40	2/10/2032	650	86,912	—	—
	2/11/2021	2,984	995	166.15	2/11/2031	288	38,508	—	—
	2/5/2020	5,534	—	101.63	2/5/2030	—	—	—	—
	2/6/2019	541	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	3,359	—	77.04	2/14/2028	—	—	—	—
Briley Brisendine	2/7/2024	—	—	—	—	2,459	328,793	2,459	328,793
	2/9/2023	879	2,635	149.36	2/9/2033	1,255	167,806	1,673	223,697
	2/10/2022	2,075	2,074	179.40	2/10/2032	650	86,912	—	—
	2/11/2021	3,244	1,081	166.15	2/11/2031	313	41,851	—	—
	2/5/2020	8,855	—	101.63	2/5/2030	—	—	—	—
	2/6/2019	13,083	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	13,437	—	77.04	2/14/2028	—	—	—	—
	2/17/2017	18,590	—	38.73	2/17/2027	—	—	—	—
	5/12/2016	35,000	—	26.67	5/12/2026	—	—	—	—
	9/8/2015	1,035	—	12.84	9/8/2025	—	—	—	—
Scott Salmon	2/7/2024	—	—	—	—	2,141	286,273	2,141	286,273
	2/9/2023	762	2,284	149.36	2/9/2023	1,087	145,343	1,450	193,880
	2/10/2022	1,778	1,778	179.40	2/10/2032	557	74,476	—	—
	2/11/2021	2,855	951	166.15	2/11/2031	276	36,904	—	—
	2/5/2020	7,379	—	101.63	2/5/2030	—	—	—	—
	3/11/2019	26,406	—	52.26	3/11/2029	—	—	—	—
Shannon Versaggi	2/7/2024	—	—	—	—	2,062	275,710	2,062	275,710
	2/9/2023	703	2,108	149.36	2/9/2033	1,004	134,245	1,339	179,038
	2/10/2022	1,482	1,481	179.40	2/10/2032	464	62,041	—	—
	2/11/2021	2,336	778	166.15	2/11/3021	225	30,085	—	—
	2/17/2020	7,094	—	105.71	2/17/2030	—	—	—	—
	2/17/2020	5,903	—	105.71	2/17/2030	—	—	—	—

(1)
The 2016 Omnibus Equity Incentive Plan (the “2016 Plan”) and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs prior to the adoption of the 2020 Plan, including, among other things, the vesting and forfeiture provisions. The 2020 Plan and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs since 2021.

(2)
The options granted under the 2016 Plan and 2020 Plan vest in four equal installments on each of the first through fourth anniversaries of the date of grant.

(3)
Prior to our IPO and the adoption of the 2020 Plan and our 2016 Plan, certain of our NEOs received stock options pursuant to our Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (f/k/a CD&R Landscapes Parent, Inc. Stock Incentive Plan) (the “Stock Incentive Plan”). The options granted under the Stock Incentive Plan vested in five equal installments on each of the first through fifth anniversaries of the date of grant.

(4)
Option exercise prices for options granted prior to April 29, 2016 reflect equitable adjustments by the Board in connection with the declaration and payment of the one-time cash dividend in April 2016.

(5)
The RSUs will vest and settle into shares of common stock in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the NEO’s continued employment.

(6)
Based on the closing price of the Company’s stock on December 27, 2024 ($133.71), the final trading day of the 2024 Fiscal Year.

(7)
The PSUs will vest and settle into common stock as described above in “Elements of Our Executive Compensation Program — Performance Stock Units.”

Option Exercises and Stock Vested in 2024 Fiscal Year
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(2)(3)
Doug Black	50,000	5,886,750	13,071	1,912,368
John Guthrie	3,000	385,230	2,638	385,576
Briley Brisendine	—	—	2,725	398,898
Scott Salmon	—	—	2,337	342,226
Shannon Versaggi	—	—	2,550	388,706

(1)
The value realized on option exercises is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)
A participant is vested in the right to receive PSUs granted in 2022 under the applicable PSU award agreement as of December 29, 2024 (the end of the performance cycle). However, pursuant to the terms of the award, the actual number of shares to be awarded to the participant is not known until the Human Resources and Compensation Committee determines the applicable performance levels of the underlying (i) relative EBTA growth and (ii) absolute ROIC after the end of the performance cycle. Accordingly, the values in the table above reflect the target number of PSUs awarded in 2022 multiplied by the closing price of the Company’s stock on December 27, 2024 ($133.71), the final trading day of the 2024 Fiscal Year. The final value realized will not be known until after the Human Resources and Compensation Committee completes its determination in verifying the financial information used to calculate the applicable performance level achievements, which may result in a greater or lesser value than shown above. After completion of this process, the actual transfer of common stock is made to participants. As a result, the following amounts have been added to the “Stock Awards” column above to reflect the PSUs that have vested but not settled and, therefore, no value has been received by our NEOs as of April 2, 2025:

	Estimated PSU Stock Awards
	Number of shares vested (#)	Value realized on vesting ($)
Doug Black	6,317	844,646
John Guthrie	1,300	173,823
Briley Brisendine	1,300	173,823
Scott Salmon	1,114	148,953
Shannon Versaggi	929	124,217

(3)
The value realized on vesting is determined by multiplying the number of units vested by our closing stock price on the date the units vested. For 2024, units granted on February 5, 2020 vested on February 5, 2024, units granted on February 17, 2020 vested on February 17, 2024, units granted on February 11, 2021 vested on February 11, 2024, units granted on February 10, 2022 vested on February 10, 2024 and units granted on February 9, 2023 vested on February 9, 2024, and the closing stock price on those dates was $150.07, $165.53, $160.70, $160.70, and $160.70, respectively.

Potential Payments Upon Termination or Change-in-Control
Separation Benefit Agreements with Messrs. Black, Guthrie, Brisendine and Salmon and Ms. Versaggi
Severance protections, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers. The potential occurrence of a change-in-control transaction would create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the NEO-level. In order to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our NEOs and other senior executives with severance benefits if the executive’s employment is terminated by the Company “without cause” or by the executive for “good reason” (each as defined below) in connection with a change-in-control and outside of a change-in-control. Because a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances.
The Board evaluates the level of severance benefits to each NEO on a case-by-case basis, and in general, considers these severance protections to be an important part of the compensation provided to our NEOs and consistent with competitive practices.
Accordingly, in November 2023, the Company entered into separation benefit agreements (collectively, the “Separation Agreements”) with each of the Company’s NEOs, as well as other senior executives of the Company. The Separation Agreements replaced, on the one hand, the employment agreement previously entered into by the Company with Mr. Black and, on the other hand, the separation benefit agreements previously entered into by the Company with the other NEOs.
The Separation Agreements provide that, if the NEO’s employment is terminated “without cause” or if the NEO terminates his or her employment for “good reason” outside of the 12-month period following a change-in-control, the NEO is entitled to receive the following:
•
all salary, prior year bonus, expense reimbursements and benefits earned or incurred but unpaid as of the date of termination (the “Base Termination Compensation”);

•
severance pay consisting of an amount equal to (a) 18 months of the NEO’s base salary, at the greater of the rate in effect (1) at the effective time of termination and (2) prior to the event giving rise to good reason, paid in monthly installments beginning on the 60th day following the termination date, and (b) the NEO’s annual bonus for the year in which his or her employment terminates based on actual results, prorated for the portion of the year that the NEO had remained employed and paid at the time executive annual bonuses are paid for the fiscal year of termination (but no later than 2.5 months after the end of such year); and

•
continued medical, dental and vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months at active employee rates, with the COBRA premium amount reimbursed to the NEO on a monthly basis (the “Benefit Continuation”).

With respect to the description of severance pay described above, Mr. Black’s Separation Agreement provides that, in addition to the benefits described above, Mr. Black is also entitled to an amount equal to his target annual bonus for the year in which his employment terminates.
If the NEO’s employment is terminated “without cause” or if the NEO terminates his or her employment for “good reason” within the 12-month period following a change-in-control, the NEO is entitled to receive the following:
•
the Base Termination Compensation;

•
severance pay consisting of an amount equal to two times the sum of (a) the NEO’s base salary, at the greater of the rate in effect (1) at the time of termination and (2) prior to the event giving rise to good reason and (b) the NEO’s annual bonus for the year in which his or her employment terminates determined based on target results, paid in a lump sum on the 40th day following the termination date;

•
an amount equal to the NEO’s annual bonus for the year in which his or her employment terminates determined based on actual results, prorated for the portion of the year that the NEO had remained employed and paid at the time executive annual bonuses are paid for the fiscal year of termination (but no later than 2.5 months after the end of such year); and

•
the Benefit Continuation.

If the NEO’s employment is terminated for “cause” or the NEO voluntarily terminates his or her employment without “good reason” or if the NEO’s employment is terminated due to death, he or she is only entitled to receive the Base Termination Compensation. If the NEO’s employment is terminated due to disability, he or she is entitled to receive (a) the Base Termination Compensation and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates.
Payment of the above termination compensation and/or benefits under the Separation Agreements (other than the Base Termination Compensation) is conditioned on each NEO signing and not revoking a general release of claims in favor of the Company and complying with the restrictive covenants set forth in any written agreement between the NEO and the Company.
“Cause” is defined in the Separation Agreements as (a) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (b) willful or grossly negligent failure to perform material duties, (c) willful material violation of Company policy, (d) material breach of a binding agreement to which he or she is a party and (e) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.
“Good Reason” is defined in the Separation Agreements as (a) a material reduction in base salary, (b) a material reduction in annual incentive compensation opportunity, (c) a material diminution in authority, duties or responsibilities without consent (d) a relocation of the NEO’s principal place of employment by more than 50 miles, or (e) material breach by the Company or any of its subsidiaries of an agreement to which the NEO is the counterparty. Mr. Black’s Separation Agreement further provides that a failure to nominate Mr. Black to the Board also constitutes “Good Reason.” Notice and cure provisions apply.
Accelerated Vesting of Options, RSUs and PSUs on Certain Terminations of Employment or a Change-In-Control
2020 Plan and 2016 Plan
For awards granted under the 2020 Plan or 2016 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then all unvested options and RSUs held by the NEO at the time of his or her death or disability will accelerate and become vested. For PSUs granted under the 2020 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then a pro rata portion of the PSUs will vest (based on target level performance), determined by multiplying the target award by (x) the number of completed months that the NEO was employed with the Company during the performance period and (y) 36 months.
If a NEO resigns or retires at or after the age of 60, and has been an employee of the Company for at least 10 years, subject to certain non-competition requirements, then unvested options and RSUs will continue to vest on the prescheduled vesting dates in the two-year period following the effective date of such resignation or retirement (in the case of options granted since 2018, and in the case of RSUs granted since 2020). PSUs will vest in a pro-rated number at the end of the performance cycle (based on actual performance) as follows: (x) if retirement occurs in year one of the performance period, then 33% of the PSUs will vest; (y) if retirement occurs in year two of the performance period, then 66% of the PSUs will vest; and (z) if retirement occurs in year three of the performance period, then 100% of the PSUs will vest.
In February 2023, our Human Resources and Compensation Committee approved amendments to the applicable equity award agreements governing the terms of the options, RSUs and PSUs granted under the 2020 Plan. Pursuant to such amendments, all unvested options and RSUs granted to a NEO after the effective date of the amendments under an applicable award agreement, as amended, will fully vest following the end of their employment, generally in four equal annual installments and expire in 10 years for options, if such NEO’s combined age (minimum of 55 years of age) and completed years of employment with the Company (minimum of 5 years of service) equals 65 or more (i.e., the “Rule of 65”). The amendments did not alter (i) any equity award agreements outstanding on or prior to February 8, 2023, or (ii) the pro-rated vesting schedule with respect to PSUs, as described above, other than to change the definition of retirement to reflect the Rule of 65.

Upon a termination without cause, unvested options and RSUs will vest in an amount equal to the number of options and RSUs, as applicable, that would have vested on the next scheduled vesting date, had the NEO remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date. PSUs will vest (based on actual performance) at the end of the performance period, determined by multiplying the target award by a fraction (x) the numerator of which equals the number of completed months that the NEO was employed with the Company during the performance period and (y) the denominator of which equals 36 months.
If the Company experiences a “change-in-control,” as defined below, no vesting or cancellation of awards granted under the 2020 Plan or 2016 Plan will occur if awards are assumed and/or replaced in the change-in-control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment “without cause” or voluntary termination with “good reason,” in each case occurring within one year following the date of the change-in-control. If the Human Resources and Compensation Committee determines that substitute awards will not be provided in the change-in-control, all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change-in-control (less, in the case of options and SARs, the applicable exercise or base price). The Human Resources and Compensation Committee has the ability to prescribe different treatment of awards in the award agreements.
Notwithstanding the foregoing, in the event of a change-in-control, PSUs will automatically convert into RSUs (based on target level, in the event the change-in-control occurs prior to the completion of year two of the performance period, or based on performance to date, in the event the change-in-control occurs in year three of the performance period). The RSUs will vest at the end of the performance period unless the RSUs are not assumed and/or replaced or the participant’s employment is terminated without cause or voluntarily with good reason as described above, in which case the RSUs will vest immediately.
Under the 2016 Plan, a “change-in-control” is generally defined as the first to occur of the following events:
•
any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or any of the Company’s subsidiaries, or any affiliates of any of the foregoing;

•
within any 12-month period, the persons who were the Company’s directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•
the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Under the 2020 Plan, a “change-in-control” is generally defined as the first to occur of the following events:
•
the consummation of any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or any of the Company’s subsidiaries, or any affiliates of any of the foregoing;

•
within any consecutive 24-month period, incumbent directors cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes (provided, that that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors will not be considered an Incumbent Director for the purposes of the 2020 Plan);

•
the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

•
the approval of a plan of complete liquidation or dissolution by the Company’s stockholders.

Summary of Potential Payments Upon Termination of Employment or Upon the Occurrence of a Change-In-Control
The following table shows the estimated value of benefits to Messrs. Black, Guthrie, Brisendine and Salmon and Ms. Versaggi if their employment had been terminated under the various circumstances described below as of December 29, 2024, the last day of the 2024 Fiscal Year, or upon the occurrence of a change-in-control (“CIC”). The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried associates), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried associates) and the value of equity awards that were vested by their terms as of December 29, 2024 (other than vested but unsettled PSUs awarded in February 2022). For a description of the definition of “cause” and the timing of the payments see “Potential Payments Upon Termination or Change-In-Control — Separation Benefits Agreements with Messrs. Black, Guthrie, Brisendine and Salmon and Ms. Versaggi” on page 51.
	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	Death/Disability ($)	Retirement ($)(5)	CIC (No Termination) ($)(6)
Doug Black
Severance Pay (base salary and bonus components)(1)	1,419,952	4,259,856	—	—	—
Employer-Paid COBRA(2)	41,361	41,361	41,361	—	—
Value of Equity Award Acceleration(3)	3,081,748	6,657,153	5,195,971	5,195,971	6,657,153
Total	4,543,061	10,958,370	5,237,332	5,195,971	6,657,153
John Guthrie
Severance Pay (base salary and bonus components)(1)	806,971	1,775,337	—	—	—
Employer-Paid COBRA(2)	35,918	35,918	35,918	—	—
Value of Equity Award Acceleration(3)	627,635	1,348,332	1,054,571	755,328	1,348,332
Total	1,470,524	3,159,587	1,090,489	755,328	1,348,332
Briley Brisendine
Severance Pay (base salary and bonus components)(1)	754,471	1,659,837	—	—	—
Employer-Paid COBRA(2)	—	—	—	—	—
Value of Equity Award Acceleration(3)	630,576	1,351,674	1,057,914	—	1,351,674
Total	1,385,047	3,011,511	1,057,914	—	1,351,674
Scott Salmon
Severance Pay (base salary and bonus components)(1)	672,981	1,480,558	—	—	—
Employer-Paid COBRA(2)	52,620	52,620	52,620	—	—
Value of Equity Award Acceleration(3)	545,581	1,172,102	916,627	—	1,172,102
Total	1,271,182	2,705,280	969,247	—	1,172,102
Shannon Versaggi
Severance Pay (base salary and bonus components)(1)	596,971	1,313,337	—	—	—
Employer-Paid COBRA(2)	41,203	41,203	41,203	—	—
Value of Equity Award Acceleration(3)	490,582	1,081,045	837,559	—	1,081,045
Total	1,128,756	2,435,585	878,762	—	1,081,045

(1)
Pro rata bonus is not included in this table because, assuming a termination of employment on December 29, 2024, the performance period with respect to the 2024 Fiscal Year was complete and the NEO would have been employed for the full performance period.

(2)
Represents Company-paid COBRA for medical, dental and vision coverage based on COBRA 2024 rates.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Stock options, RSUs and PSUs are valued based upon the closing price of the Company’s stock on December 27, 2024 ($133.71), the final trading day of the 2024 Fiscal Year.

(5)
As of December 29, 2024, Mr. Black and Mr. Guthrie satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements for equity awards granted on or after to February 8, 2023 and Mr. Black additionally satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements for equity awards granted prior to February 8, 2023. Amounts include PSUs awarded in February 2022 that vested on December 29, 2024, but have not been settled. None of our other NEOs satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements.

(6)
Assumes no replacement or substitute awards granted in connection with change-in-control.

Director Compensation

The Board has adopted a non-employee director compensation policy. The Human Resources and Compensation Committee has engaged FW Cook as an outside compensation consultant to ensure the compensation paid to our directors remains competitive, specifically as a result of a market benchmarking survey, using the same peer companies that are used to benchmark executive compensation. Under the current policy, all non-employee directors are entitled to cash compensation as set forth below, payable in arrears on a quarterly basis:
Annual Retainer
Board:
All non-employee members	$85,000
Lead Director	$35,000
Audit Committee:
Chair	$32,500
Non-Chair members	$12,500
Human Resources and Compensation Committee:
Chair	$27,500
Non-Chair members	$10,000
Nominating and Corporate Governance Committee:
Chair	$22,500
Non-Chair members	$7,500
Each non-employee director has the right to elect to receive all or a portion of his or her annual cash retainer in the form of deferred share units (“DSUs”) or fully vested RSUs, in each case, using the fair market value of a share of the Company’s common stock on the applicable grant date. The DSUs are subject to the deferral requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Non-employee directors may also elect to defer RSUs until the termination of their Board service (or a specified date).
In May 2024, the Human Resources and Compensation Committee, in consultation with FW Cook, recommended, and the Board subsequently approved, the equity compensation for non-employee directors. Under the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive a prospective equity award for the coming year of service with a grant date fair value of $135,000. Pursuant to the non-employee director compensation policy, our non-employee directors will receive either DSUs or RSUs depending on whether such director has met the stock ownership and retention requirements set forth in the Company’s Non-Employee Director Equity Ownership Policy on the applicable grant date. Those non-employee directors that have met the applicable stock ownership and retention requirements are entitled to receive RSUs. The DSUs and RSUs granted to our non-employee directors under the 2020 Plan vest upon the earlier of (i) the first anniversary of the grant date or (ii) the day preceding the next annual shareholder meeting at which directors are elected, in each case, subject to such non-employee director’s continued service as a director or other service provider. Vested DSUs granted to non-employee directors settle into the Company’s common stock at the earlier to occur of the termination of the director’s service on the Board or a change of control of the Company. Vested RSUs granted to non-employee directors settle into the Company’s common stock at the earlier to occur of the vesting date, termination of the director’s service on the Board, or until a change of control of the Company. Settlement of RSUs may also be deferred at the director’s election until the termination of their Board service or a specified date after the vesting date.
In the event of a non-employee director’s termination of service prior to the end of the vesting period due to a voluntary resignation from the board or involuntary removal without cause, a prorated portion of the DSUs or RSUs will become vested.

In the event of a director’s termination due to death or disability or change-in-control prior to the non-employee director’s termination of service, the vesting period will lapse and the DSUs and RSUs will become fully vested.
We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors for attending in-person Board and committee meetings.
Director Compensation for 2024 Fiscal Year
The following table summarizes the compensation paid to our non-employee directors for the 2024 Fiscal Year.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Fred M. Diaz	105,770	135,061	240,831
William W. Douglas III	150,770	135,061	285,831
Larisa J. Drake	90,770	135,061	225,831
W. Roy Dunbar	93,270	135,061	228,331
Jeri L. Isbell	118,270	135,061	253,331
Judy Sansone	55,343	135,061	190,404
Jack L. Wyszomierski	118,270	135,061	253,331

(1)
Reflects the grant date fair value of 865 DSUs granted to Ms. Sansone and Messrs. Douglas, Dunbar, and Wyszomierski and of 865 RSUs granted to Mr. Diaz and Mses. Drake and Isbell, each of which have met, or are on track to meet, the stock ownership and retention requirements set forth in the Company’s Non-Employee Director Equity Ownership Policy as further described above, on May 7, 2024. The grant date fair values of the DSUs and RSUs are computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions, determined by dividing the grant value by the closing price of our common stock on the grant date.

(2)
Total compensation excludes 878 RSUs granted to Mr. Diaz and Ms. Drake in May 2023, which vested and settled in the Company’s common stock on May 7, 2024.

Non-Employee Director Stock Ownership and Retention Guidelines
Our Non-Employee Director Equity Ownership Policy requires each non-employee director to own shares of the Company’s common stock having an aggregate value equal to a multiple of the annual cash retainer as followers:
Position	Multiple
Non-Employee Director	5x Annual Cash Retainer
All shares of the Company’s common stock owned directly or indirectly, and DSUs held by the non-employee director, count for purposes of the ownership policy. Non-employee directors are required to maintain 100% of after-tax shares earned from the non-employee director compensation program until the ownership threshold has been achieved but are not required to purchase equity in the open market in order to comply with the ownership policy.
Also, DSUs granted to our non-employee directors under the 2020 Plan and grants under the 2016 Plan pursuant to our non-employee director compensation policy will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on the Board or a change-in-control. Currently, each non-employee director is in compliance with the Non-Employee Director Stock Ownership and Retention Guidelines.
Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Dunbar and Diaz and Ms. Isbell all served as members of the Human Resources and Compensation Committee during the 2024 Fiscal Year. No member of the Human Resources and Compensation Committee during the 2024 Fiscal Year is or at any time, has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serve or has served on the compensation committee or the board of directors of another entity which had an executive officer serving on the Human Resources and Compensation Committee during the 2024 Fiscal Year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information, as of December 29, 2024, regarding the amount of common stock to be issued upon the exercise of outstanding options and settlement of RSUs, PSUs and DSUs granted under the 2020 Plan, 2016 Plan and the Stock Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	1,147,568	$86.83	2,221,857
Equity compensation plans not approved by stockholders	—	—	—

(1)
Includes 495,686 stock options, 47,494 RSUs, 51,047 PSUs, and 58,129 DSUs granted to officers and directors pursuant to the 2020 Plan, 2016 Plan, and the Stock Incentive Plan.

CEO Pay Ratio

For the 2024 Fiscal Year: (i) the total compensation of our median employee (excluding Mr. Black, our CEO) was $62,934; and (ii) the annual total compensation of Mr. Black, our CEO, was $5,098,557. Based on this information, the ratio of the annual total compensation of our CEO to our median employee was 81 to 1.
Methodology
To identify our median employee, as well as to determine the annual total compensation of such median employee, we used our total employee population located in the United States as of December 29, 2024, which consisted of approximately 7,400 individuals. Employees located in Canada were excluded, as permitted under applicable SEC rules. We used the annualized pay rate for both our hourly and salaried associates active as of December 29, 2024. We included all permanent associates, including new associates who were hired during the 2024 Fiscal Year but did not work for the Company for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
With respect to the annual total compensation of our CEO, we used the amount shown in the 2024 “Total” column of the “Summary Compensation Table” on page 47.
Median Employee
Using the methodology described above we determined our median employee was a full-time associate located in North Carolina. Our median employee’s total annual compensation, calculated using the same methodology used in calculating Mr. Black’s annual total compensation for the 2024 Fiscal Year, was $62,934.
Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company. The Human Resources & Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” beginning on page 34. Because CAP includes multiple years of grants, the calculation of CAP each year is heavily impacted by the change in Company stock price and, therefore, may be higher or lower than the values shown in the “Summary Compensation Table” on page 47.

Year	Summary Compensation Table for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs $)(2)	Value of Fixed $100 Investment Based On:		Net Income Attributable to SiteOne (in millions) ($)(6)	Adjusted EBITDA (in millions) ($)(7)
					Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($)(5)
2024	5,098,557	2,845,177	1,277,865	865,664	147.81	248.51	123.6	378.2
2023	5,430,348	10,254,450	1,365,319	2,265,867	179.64	217.61	173.4	410.7
2022	5,474,181	(7,208,968)	1,383,791	(1,091,239)	129.69	146.67	245.4	464.3
2021	6,048,793	17,892,904	1,489,575	3,737,437	267.83	168.96	238.4	415.1
2020	4,875,559	17,020,954	1,197,365	3,611,711	175.36	126.46	121.3	260.2

(1)
Mr. Black was the CEO for each of 2024, 2023, 2022, 2021 and 2020.

(2)
Reflects the amount of “compensation actually paid,” as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following tables set forth the adjustments that were made to our NEOs’ total compensation in the Summary Compensation Table for each year to determine CAP. The Company does not have a defined benefit pension plan or pay dividends, so no pension or dividend adjustments were made.

CEO Adjustments(a)(b)	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	5,098,557	5,430,348	5,474,181	6,048,793	4,875,559
Deduct Equity Awards included in Summary Compensation Table	(3,899,858)	(3,618,677)	(3,424,675)	(2,997,491)	(2,384,356)
Add Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End	3,309,322	3,976,083	2,294,950	5,505,353	5,361,872
Add Change in Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End	(1,395,968)	1,595,317	(7,411,707)	7,944,354	8,405,211
Add Change in Fair Value of Awards Granted in Prior Year that Vested during Year	(266,876)	2,871,379	(4,141,717)	1,391,895	762,668
Total CAP	2,845,177	10,254,450	(7,208,968)	17,892,904	17,020,954
Non-CEO Adjustments(a)(b)	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	1,277,865	1,365,319	1,383,791	1,489,575	1,197,365
Deduct Equity Awards included in Summary Compensation Table	(718,598)	(690,865)	(641,866)	(584,358)	(452,406)
Add Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End	609,784	759,101	430,132	1,043,847	1,017,455
Add Change in Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End	(262,253)	299,085	(1,485,813)	1,500,370	1,557,527
Add Change in Fair Value of Awards Granted in Prior Year that Vested during Year	41,134	533,227	(777,483)	288,003	291,770
Total CAP	865,664	2,265,867	(1,091,239)	3,737,437	3,611,711

(a)
The valuation assumptions used to calculate fair values of equity awards did not materially differ from those disclosed at the time of grant. Refer to the “Option Exercises and Stock Vested in 2024 Fiscal Year” table on page 50 for discussion of the valuation assumptions used for equity awards on vesting date.

(b)
PSUs that settled in 2024 resulted in a payout of 111.6% of target and PSUs that settled in 2023 and 2022 each resulted in a payout of 200% of target, computed in accordance with FASB ASC Topic 718. Refer to “Performance Stock Units” on page 44 for the value of PSUs settled in 2023 and discussion of the performance criteria used for PSUs.

(3)
For 2024, the other NEOs were Messrs. Guthrie, Brisendine and Salmon and Ms. Versaggi. For each of 2023, 2022 and 2020, the other NEOs were Messrs. Guthrie, Brisendine, Salmon and Ketter. For 2021, the other NEOs were Messrs. Guthrie, Brisendine, Salmon, Ketter and Greg Weller, our former Executive Vice President, Operations.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement period beginning on December 27, 2019 and ending on December 31 of each of 2020 and 2021, December 30, 2022, December 29, 2023, and December 27, 2024 (which are the last trading days of each fiscal year), calculated in accordance with Item 201(e) of Regulation S-K.

(5)
The TSR peer group consists of the Dow Jones US Industrial Suppliers Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6)
Reflects Net Income Attributable to SiteOne as shown in the Company’s Annual Report on Form 10-K for 2024, 2023, 2022, 2021 and 2020.

(7)
We determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link CAP to the Company’s NEOs to Company performance for the most recently completed fiscal year. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.

Tabular List of Financial Performance Measures
The following table identifies the most important financial performance measures used by the Company to link CAP to the Company’s NEOs in 2024 to Company performance. The measures in this table are not listed in order of importance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion and Analysis” beginning on page 34.
Financial Performance Measures
Adjusted EBITDA
Organic Daily Sales
Relative EBTA Growth
ROIC
Analysis of the Information Presented in the Pay Versus Performance Table
The following charts show the relationship between CAP and the required financial performance measures in the Pay Versus Performance table above — Company TSR, Peer Group TSR, Net Income and the Company-selected measure of Adjusted EBITDA.

GENERAL INFORMATION
Stock Ownership

The following table sets forth information as of March 14, 2025 with respect to the ownership of our common stock by:
•
each person known to own beneficially more than five percent of our common stock;

•
each of our directors;

•
each of our NEOs; and

•
all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 44,966,884 shares of our common stock outstanding as of March 14, 2025.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076.
Name of Beneficial Owner	Shares Beneficially Owned	Percent
T. Rowe Price Associates, Inc.(1)	5,686,858	12.6%
The Vanguard Group(2)	4,134,723	9.2%
Kayne Anderson Rudnick Investment Management LLC(3)	3,383,990	7.5%
W. Roy Dunbar(4)	9,360	*
Fred M. Diaz(4)	12,132	*
William W. Douglas III(4)	16,809	*
Jeri L. Isbell(4)	10,317	*
Jack L. Wyszomierski(4)	16,809	*
Larisa J. Drake(4)	6,188	*
Judy Sansone(4)	865	*
Doug Black(5)	780,570	1.7%
John Guthrie(5)	34,226	*
Briley Brisendine(5)	110,369	*
Scott Salmon(5)	54,256	*
Shannon Versaggi(5)	25,817	*
All current directors and executive officers as a group (13 persons)(5)	1,172,379	2.6%

*
Less than one percent.

(1)
As of September 30, 2024, based on information provided in Schedule 13G/A filed with the SEC on November 14, 2024 by T. Rowe Price Associates, Inc. (“T. Rowe”) in which T. Rowe reported that it has sole voting power with respect to 5,475,746 shares of our common stock and sole power to dispose of, or direct the disposition of 5,686,852 shares of our common stock. The address for T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
As of December 29, 2023, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 0 shares, shared voting power with respect to 20,411 shares, sole dispositive power with respect to 4,065,817 shares and shared dispositive power with respect to 68,906 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As of December 31, 2023, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2024 by Kayne Anderson Rudnick Investment Management LLC (“Kayne”). Kayne reported sole voting power with respect to 2,448,290 shares, shared voting power with respect to 782,567 shares, sole dispositive power with respect to 2,601,423 shares and shared dispositive power with respect to 782,567 shares. The address for Kayne is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(4)
Includes DSUs and Director RSUs granted to the directors for Board service that immediately vested upon grant, have vested, or will vest on May 7, 2025: Mr. Dunbar, 9,360 DSUs, Mr. Diaz, 11,267 DSUs and 865 RSUs, Mr. Douglas, 11,809 DSUs, Ms. Isbell, 8,574 DSUs and 1,743 RSUs, Mr. Wyszomierski, 11,809 DSUs, Ms. Drake, 4,445 DSUs and 865 RSUs and Ms. Sansone, 865 DSUs.

(5)
Includes shares which the current executive officers have the right to acquire on or prior to May 7, 2025 through the exercise of stock options or RSU vesting: Mr. Black, 198,708 shares; Mr. Guthrie, 18,282 shares; Mr. Brisendine, 99,194 shares; Mr. Salmon, 41,781 shares; Ms. Versaggi, 19,739 shares; Mr. Diaz, 865 shares; Ms. Isbell, 865 shares; Ms. Drake, 865 shares; and Mr. Ketter, 80,998 shares. All current executive officers as a group have the right to acquire 458,702 shares prior to May 7, 2025 through the exercise of stock options and RSU vesting. Does not include shares underlying PSUs awarded in 2022 that have vested but not settled to the extent that the applicable performance objectives are achieved.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions
The Board has approved policies and procedures with respect to the prior review and approval of certain transactions between us and a “related person,” or a “related person transaction,” which we refer to as our “Related Person Transaction Policy,” that requires the Nominating and Corporate Governance Committee to, among other things, conduct a reasonable prior review of any related person transaction in accordance with NYSE rules.
Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Nominating and Corporate Governance Committee, must review and decide whether to approve or ratify any related person transaction. Any related person transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then conduct a reasonable prior review and decide whether to approve or deny any related person transaction.
For the purposes of the Related Person Transaction Policy, a related person transaction is any transaction directly or indirectly involving any Related Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
A “related person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
There were no related person transactions during the 2024 Fiscal Year.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights.
2024 Annual Report to Stockholders

In addition to this Proxy Statement, our 2024 Annual Report is posted on our website at investors.siteone.com/financial-reports/annual-reports. If any person who was a beneficial owner of the common stock of the Company on March 17, 2025 desires a copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, the Company will provide such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 17, 2025 and should be directed to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. The Company’s 2024 Annual Report, including the exhibits thereto, is also available through the SEC’s website at www.sec.gov.
Other Business

The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in this Proxy Statement. If any other matters are properly introduced at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.
Stockholder Proposals and Nominations for Director at the 2026 Annual Meeting

Stockholders may present proposals for action or submit nominations for election of directors at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-laws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our 2026 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices no later than December 3, 2025 and must comply with the provisions of SEC Rule 14a-8 and our By-laws. Stockholders wishing to bring a proposal or nominate a director at the 2026 Annual Meeting of Stockholders (provided that such a proposal or nomination will not be included in the Company’s proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 14, 2026 and February 13, 2026 and comply with the other applicable provisions of our By-laws. In addition, the deadline for providing notice to the Company under Rule 14a-19 of the Exchange Act of a stockholder’s intent to solicit proxies in support of nominees must be submitted in accordance with, and within the time period prescribed in, the advance notice provisions of our By-laws.
By Order of the Board,
L. Briley Brisendine
Executive Vice President,
General Counsel and Secretary

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials and why am i receiving them?

The accompanying proxy is delivered and solicited on behalf of the Board, in connection with our Annual Meeting to be held at the Hilton Atlanta Airport, located at 1031 Virginia Avenue, Hapeville, Georgia 30354, on Wednesday, May 14, 2025, at 9:00 a.m., Eastern Time. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to provide you with information relevant to the voting of your shares at the Annual Meeting. The proxy materials include this Proxy Statement and our Annual Report for the 2024 Fiscal Year and have been made available to you by either mail or Notice.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com. In addition, this Proxy Statement and our Annual Report are available on our investor relations website located at investors.siteone.com/sec-filings. If you would like to receive a paper copy of our proxy materials at no charge, please write to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary.
What is notice and access and why do we elect to use it?

As permitted by the SEC, Notice and Access provides companies with the ability to make proxy materials available to stockholders electronically via the Internet. We have elected to provide our stockholders with the Notice instead of mailing a full set of printed proxy materials in the mail. The Notice is a document that provides instructions regarding how to:
①	View our proxy materials on the Internet
②	View your shares
③	Request printed copies of these materials, including the proxy card or voting instruction card
On or about April 2, 2025, we began mailing the Notice to beneficial owners and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders who received the Notice may choose to access our proxy materials on the website referenced in the Notice or may request a printed set of our proxy materials. You may also choose to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
We have chosen to provide electronic access to our proxy materials because utilizing Notice and Access will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our Annual Meeting.
Who is entitled to vote at the annual meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 17, 2025. At the close of business on that date, we had 44,966,884 shares of common stock outstanding and entitled to be voted at the Annual Meeting. We have three stockholders of record, with many more beneficial stockholders who hold shares through a broker, bank or other nominee. Each outstanding share of common stock is entitled to one vote.
By granting a proxy, you authorize the persons named as proxies to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), you are considered the stockholder of record with respect to those shares and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies on the proxy card in one of the manners listed on the proxy card or to vote at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares using the methods prescribed by your broker, bank or other nominee on the voting instruction card you received with the proxy materials. Like stockholders of record, beneficial owners are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy from it, as the stockholder of record.
What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the Annual Meeting are:
Proposal 1:	Elect the three Class III nominees named in the accompanying Proxy Statement as Class III directors for a term expiring at the 2028 Annual Meeting of Stockholders.
Proposal 2:	Approve an amendment to our Charter to declassify the board of directors.
Proposal 3:	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2025.
Proposal 4:	Hold a non-binding advisory vote to approve executive compensation.
Other Proposals:	Transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.
How does the board recommend i vote on these proposals?

Proposal 1:	“FOR” each of the Class III nominees named in this Proxy Statement as Class III directors for a term expiring at the 2028 Annual Meeting of Stockholders.
Proposal 2:	“FOR” the proposal to amend our Charter to declassify the board of directors.
Proposal 3:	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2025.
Proposal 4:	“FOR” the non-binding advisory vote to approve executive compensation.
Other Proposals:
At the discretion of Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, either “FOR”, “AGAINST” or “ABSTAIN” with regard to any other business that may properly come before the Annual Meeting.

As of the date hereof, the Board is not aware of any other business to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, will vote the shares represented at the Annual Meeting in accordance with their judgment on those matters.
How many shares are needed to hold the annual meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.

What votes are required to approve each of the proposals?

	Proposal(1)	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(2)
①	Election of Class III Directors	Plurality	No effect	No effect
②	Approve an amendment to our Charter to declassify the board of directors	Majority of the voting power of all of the outstanding shares of common stock entitled to vote at the Annual Meeting	Counts as vote against proposal	Counts as vote against proposal
③	Ratification of the selection of Deloitte & Touche LLP as our independent public accounting firm	Majority of shares present and entitled to vote at the Annual Meeting	Counts as vote against proposal	There will be no broker non-votes
④	Advisory vote to approve executive compensation(3)	Majority of shares present and entitled to vote at the Annual Meeting	Counts as vote against proposal	No effect

(1)
With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposals 2, 3 and 4, stockholders may vote “FOR” or “AGAINST” each proposal or may “ABSTAIN” from voting with regard to each proposal. A plurality vote is required for the election of directors, which means that the nominees receiving the highest number of “FOR” votes will be elected. “WITHHOLD” votes will have no effect on the election of the nominees in Proposal 1 because they are not considered votes cast for the foregoing purpose.

(2)
A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Broker non-votes will have no effect on Proposal 1 because broker non-votes are not considered a vote cast for purposes of determining a plurality. Broker non-votes will have the same effect as a vote “AGAINST” on Proposal 2. Brokers will only have discretionary authority to vote on Proposal 3, the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on Proposal 4 because broker non-votes will not be counted as shares entitled to vote on this matter.

(3)
As an advisory vote, this proposal is not binding. However, the Board and its Human Resources and Compensation Committee will consider the outcome of this vote when making future compensation decisions with respect to our executive officers.

How do i vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.
	If you are a Stockholder of Record	If you are a Beneficial Owner of Shares Held in Street Name
By Internet (24 hours a day)(1)	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day)(1)	1-800-690-6903	1-800-454-8683
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or similar organization makes available
At the Annual Meeting(1)	For instructions on voting, please refer to the section below entitled “Can I Vote In Person At The Annual Meeting?”	For instructions on voting, please refer to the section below entitled “Can I Vote In Person At The Annual Meeting?”

(1)
Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Stockholders voting by Internet or telephone should understand that, while we and Broadridge do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

The deadline for telephone and Internet voting is 11:59 p.m., Eastern Time, on May 13, 2025. The giving of a proxy will not affect your right to vote at the Annual Meeting should you decide to attend.
How can i attend the annual meeting?

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). All stockholders should be prepared to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee will need to bring proof of beneficial ownership as of March 17, 2025, the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.
Can i vote in person at the annual meeting?

For stockholders with shares registered directly in their names with our transfer agent (Broadridge) on the record date (March 17, 2025), you may vote your shares in person at the Annual Meeting. For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy in advance. If you vote by Internet or by telephone, you do not need to return your proxy card. Voting in advance will not limit your right to vote at the Annual Meeting if you decide to attend in person.
What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
How will my proxy be voted?

Proxies are being solicited on behalf of the Board for use at the Annual Meeting. All valid proxies that are not revoked will be voted as specified by the stockholder authorizing the proxy. In the absence of instructions, the shares of the common stock represented by valid proxies will be voted “FOR” the election of the persons named in this Proxy Statement as nominees for director of the Company, “FOR” on the proposal to amend the Company’s Charter to declassify the board of directors, “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the 2024 Fiscal Year and “FOR” the proposal regarding the advisory vote approving executive compensation.
How do i change or revoke my proxy?

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.
Who will count and certify the votes?

Representatives of Broadridge and our corporate secretary will count the votes and certify the election results.

When and where will i be able to find the voting results?

You can find the official results of voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment as soon as they become available.
Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $165,000. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. To reduce costs, we primarily solicit proxies via Notice and Access. We are also soliciting proxies by mail. In addition, our directors, officers and associates may solicit proxies by telephone or other means of communication personally. Our directors, officers and associates will receive no additional compensation for these services other than their regular compensation.

APPENDIX A
Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) (in millions, unaudited):
	2024 Fiscal Year					2023 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$124.4	$(21.5)	$44.6	$120.6	$(19.3)	$173.4	$(3.4)	$57.3	$124.0	$(4.5)
Income tax expense (benefit)	36.0	(10.1)	15.8	40.0	(9.7)	49.8	(5.0)	17.5	40.0	(2.7)
Interest expense, net	31.9	6.7	9.5	9.0	6.7	27.1	6.5	6.4	7.3	6.9
Depreciation & amortization	139.0	35.6	35.9	34.6	32.9	127.7	34.6	31.3	31.0	30.8
EBITDA	331.3	10.7	105.8	204.2	10.6	378.0	32.7	112.5	202.3	30.5
Stock-based compensation(a)	25.0	5.5	5.2	3.8	10.5	25.7	5.0	5.0	7.1	8.6
(Gain) loss on sale of assets(b)	0.5	1.5	0.3	(0.3)	(1.0)	(0.5)	(0.1)	(0.2)	0.2	(0.4)
Financing fees(c)	0.5	—	0.5	—	—	0.5	—	0.4	0.1	—
Acquisitions and other adjustments(d)	20.9	14.1	3.0	2.8	1.0	7.0	2.3	2.1	1.5	1.1
Adjusted EBITDA(e)	$378.2	$31.8	$114.8	$210.5	$21.1	$410.7	$39.9	$119.8	$211.2	$39.8

(a)
Represents stock-based compensation expense recorded during the period.

(b)
Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)
Represents fees associated with our debt refinancing and debt amendments.

(d)
Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain Pioneer locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)
Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $2.5 million for the 2024 Fiscal Year, and $0.8 million, $0.8 million, and $0.9 million for the fourth, third, and second quarter of 2024, respectively.

The following table presents a reconciliation of EBTA to Net income attributable to SiteOne, which is used as a performance metric for PSU settlement (in millions, unaudited):
	2024 Fiscal Year	2023 Fiscal Year	2022 Fiscal Year
Reported Net Income attributable to SiteOne	$123.6	$173.4	$245.4
Income tax expense	36.0	49.8	67.7
Amortization expense(a)	61.0	62.6	50.8
(Gain) loss on sale of assets	0.5	(0.5)	(0.8)
Acquisitions and other adjustments(b)	20.9	7.0	9.6
EBTA	$242.0	$292.3	$372.7

(a)
Represents amortization expense for intangible assets.

(b)
Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain Pioneer locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

A-1

The following table presents a reconciliation of EBITA to Net income attributable to SiteOne, which is used in the ROIC modifier for PSU settlement (in millions, unaudited):
	2024 Fiscal Year	2023 Fiscal Year	2022 Fiscal Year
Reported Net Income attributable to SiteOne	$123.6	$173.4	$245.4
Income tax expense	36.0	49.8	67.7
Interest expense, net	31.9	27.1	20.0
Amortization expense(a)	61.0	62.6	50.8
EBITA	$252.5	$312.9	$383.9

(a)
Represents amortization expense for intangible assets.

The following table presents a reconciliation of Organic Daily Sales to Net sales (in millions, except Selling Days, unaudited):
	2024 Fiscal Year					2023 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,540.6	$1,013.1	$1,208.8	$1,413.9	$904.8	$4,301.2	$965.0	$1,145.1	$1,353.7	$837.4
Organic sales(a)	4,134.1	912.3	1,089.6	1,291.5	840.7	4,180.7	907.2	1,103.2	1,334.5	835.8
Acquisition contribution(b)	406.5	100.8	119.2	122.4	64.1	120.5	57.8	41.9	19.2	1.6
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	$16.4	$15.0	$17.3	$20.2	$13.1	$16.6	$14.9	$17.5	$20.9	$13.1

(a)
Organic sales equals reported Net sales less Net sales from branches acquired in 2024 and 2023.

(b)
Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.

A-2

APPENDIX B
Proposed Fifth Amended and Restated Certificate of Incorporation
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SITEONE LANDSCAPE SUPPLY, INC.
FIRST. Name. The name of the Corporation is SiteOne Landscape Supply, Inc.
SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. Purpose. The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL“).
FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of: (x) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock“), and (y) 100,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock“), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.
1.
Provisions Relating to the Common Stock.

(a)   Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.
(b)   Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
2.
Provisions Relating to the Preferred Stock.

(a)   The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.
(b)   The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(c)   Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Fifth Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.
3.   Voting in Election of Directors.   Except as may be required by the DGCL or as provided in this Fifth Amended and Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.
FIFTH. Management of Corporation. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
1.   Except as may otherwise be provided by law, this Fifth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.
3.   Until the annual election of directors at the annual meeting of stockholders of the Corporation to be held in 2026 the directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Commencing with the 2026 annual election of directors of the Corporation, at each annual election of directors, the successors to the class of directors whose term expires at that meeting shall be elected to a one-year term expiring at the next annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors. Commencing with the 2028 annual meeting of stockholders, the classification of the Board of Directors into three classes shall terminate. Notwithstanding any of the foregoing provisions in this Article 5, if the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
4.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors. Notwithstanding the foregoing, from and after the annual election of directors at which the Board of Directors is no longer classified, any director of the Corporation may be removed, with or without cause, by the affirmative note of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.
5.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall be elected and hold office for the unexpired term of his or her predecessor in office, and until the election of directors at the annual meeting scheduled to be held in 2028, a director chosen to fill a newly created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director has been chosen, or until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.
6.   To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that nothing contained in this Article shall eliminate or limit the liability of a director or officer (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for directors, under Section 174 of the DGCL, (d) for any transaction from which the director or officer derived an improper personal benefit or (e) for officers, in any action by or in the right of the Corporation. For purposes of this Section 6 of Article FIFTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.
7.   To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the By-laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.
SIXTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.
SEVENTH. Special Meetings. Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chair of the Board of Directors or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office. The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.
EIGHTH. [Reserved]
NINTH. Section 203 of the DGCL. The Corporation shall be governed by Section 203 of the DGCL (“Section 203“) so long as Section 203 by its terms would apply to the Corporation.
TENTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Fifth Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Fifth Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be amended, altered or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Fifth Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.
ELEVENTH. Amendment of the By-laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-laws of the Corporation, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-laws of the

Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws of the Corporation, provided that any such action will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery“) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Fifth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation), or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

Wednesday, May 14, 2025
9:00 a.m., Eastern Time
Hilton Atlanta Airport

SITEONE LANDSCAPE SUPPLYStrongerTogetherTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateSCAN TOVIEW MATERIALS & VOTETo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00 0 00000659308_1 R1.0.0.2For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORALL of the following:1. Election of DirectorsNominees01) Fred M. Diaz 02) W. Roy Dunbar 03) Larisa J. DrakeSITEONE LANDSCAPE SUPPLY, INC.300 COLONIAL CENTER PARKWAYSUITE 600ROSWELL, GA 30076VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 p.m. Eastern Time on May 13, 2025 for shares held directlyand by 11:59 p.m. Eastern Time on May 9, 2025 for shares held in a Plan. Have yourproxy card in hand when you access the web site and follow the instructions to obtainyour records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to vote using the Internet and, when prompted, indicate that youagree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.Eastern Time on May 13, 2025 for shares held directly and by 11:59 p.m. Eastern Timeon May 9, 2025 for shares held in a Plan. Have your proxy card in hand when you calland then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain2. Approval of an amendment to the company's Charter to declassify our board of directors.3. Ratification of the selection of Deloitte & Touche LLP as the company's independent registered publicaccounting firm for the fiscal year ending December 28, 2025.4. Advisory vote to approve executive compensation.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name by authorized officer.

0000659308_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com SITEONE LANDSCAPE SUPPLY, INC. Annual Meeting of Stockholders May 14, 2025 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Doug Black and John Guthrie, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SITEONE LANDSCAPE SUPPLY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 14, 2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side